SEPARATION AND DISTRIBUTION AGREEMENT

by and among

ENTERTAINMENT SUBCO AB, INC.,

ALLIANCE DISTRIBUTION HOLDINGS S.ÀR.L,

4414608 CANADA INC.,

3217920 NOVA SCOTIA COMPANY,

4437497 CANADA INC.,

4437641 CANADA INC.,

CW MEDIA HOLDINGS INC.,

ALLIANCE ATLANTIS EQUICAP CORPORATION,

4414641 CANADA INC.,

and

CW MEDIA INC.

Dated as of August 15, 2007

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SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of August 15, 2007 (the “Closing Date”, by and among Entertainment Subco AB, Inc. (“Entertainment”), Alliance Distribution Holdings S.àr.l (“International”), 4414608 Canada Inc. (“Movie”), 3217920 Nova Scotia Company (“Movie Finco”),CW Media Holdings Inc. (“STV”), 4437497 Canada Inc. (“Production”), 4437641 Canada Inc. (“Propinquity”), Alliance Atlantis Equicap Corporation (“ShelterCo”), 4414641 Canada Inc. (“CanCo”), CW Media Inc., a wholly owned subsidiary of CanCo and those parties listed on Schedule 1 (the “Additional Parties”) (“CW Media”, and together with Entertainment, International, Movie, Movie Finco, Production, Propinquity, STV, ShelterCo, CW Media and the Additional Parties, the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS, on August 15, 2007, AA Acquisition Corp. (“AcquireCo”) acquired (the “Acquisition”) all of the shares in the capital of Alliance Atlantis Communications Inc., a corporation existing under the laws of Canada (the “Predecessor”),  pursuant to and on the terms and conditions set forth in that certain Arrangement Agreement, dated as of January 10, 2007 (as amended), by and between AcquireCo and the Predecessor (the “Arrangement Agreement”);

WHEREAS, certain restructuring transactions (the “Restructuring”) in connection with the Predecessor have taken place and certain other restructuring transactions will take place, all as set forth in steps 33 to 68.02, 111 to 134.1 and 135.2 to 135.4 of the Steps Memorandum attached as Exhibit A hereto (the “Steps Memo”) and pursuant to the applicable Ancillary Agreements;

WHEREAS, as part of the Restructuring, AcquireCo has been amalgamated with the Predecessor and certain other corporations to continue as CW Media;

WHEREAS, immediately following the Acquisition and the Restructuring, CW Media, acting through its direct and indirect Subsidiaries, will continue to conduct a number of businesses, including (i) the Entertainment Business, (ii) the International Distribution Business, (iii) the Movie Distribution Business, (iv) the Production Business (as defined herein), (v) the Propinquity Business, (vi) the Specialty Television Business, and (vii) the Shelter Business (each, a “Business”, and together, the “Businesses”);

WHEREAS, the Board of Directors of CW Media has determined that it is appropriate, desirable and in the best interests of CW Media and its shareholder to separate the operations of CW Media into seven separate companies as set forth in the Steps Memo, including the New Entities, each of which shall own and conduct, directly or indirectly, its Corresponding Business;

WHEREAS, in order to effect such separation, the Board of Directors of CW Media has determined that it is appropriate, desirable and in the best interests of CW Media and its shareholder to enter into a series of transactions as set forth in steps 136, 137, 139 to 144, 145 to 148 and 153 to 161 of the Steps Memo and pursuant to the applicable Ancillary Agreements, whereby one or more members of each Group will, collectively, own all of such Group’s

Corresponding Assets and assume (or retain) all of such Group’s Corresponding Liabilities, and the STV Group will own all of the equity and debt interests in CanCo and will indirectly own all of the equity and debt interests in CW Media (such transactions, as they may be amended or modified from time to time, collectively, the “Plan of Separation”);

WHEREAS, each of the Parties has determined that it is necessary and desirable, prior to the Effective Time (as defined herein), to allocate and transfer to the applicable Group those Assets, and to allocate and assign to the applicable Party or its Group responsibility for those Liabilities, in respect of the activities of the Corresponding Businesses of such Group and to allocate among the Groups those Assets and Liabilities in respect of other businesses and activities of CW Media and its current and former Subsidiaries;

WHEREAS, each of the Parties has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Plan of Separation and to set forth other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.                                General.  As used in this Agreement, the following terms shall have the following meanings:

(1)           “AA Benefit Plans” have the meaning set forth in Schedule 5.1(b).

(2)           “AA DPSP” shall have the meaning set forth in Schedule 5.1(b).

(3)           “AA Group RRSP” shall have the meaning set forth in Schedule 5.1(b).

(4)           “AA Plans” shall have the meaning set forth in Section 5.1(b).

(5)           “AA Savings Plan” shall have the meaning set forth in Schedule 5.1(b).

(6)           “AcquireCo” shall have the meaning set forth in the recitals.  References to AcquireCo in this Agreement may also be read as references to CW Media, as successor to AcquireCo by amalgamation.

(7)           “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.

(8)           “Additional Parties” shall have the meaning set forth in the preamble.

(9)           “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.  It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors or officers in common.

(10)           “Agreement Disputes” shall have the meaning set forth in Section 8.1.

(11)           “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including those listed on Schedule 1.1(11).

(12)           “Arrangement Agreement” shall have the meaning set forth in the recitals.

(13)           “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i)           all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii)           all apparatuses, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii)           all inventories of products, goods, materials, parts, raw materials and supplies;

(iv)           all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v)           all interests in any shares or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi)           all license Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(vii)           the benefit of all deposits, letters of credit and performance and surety bonds;

(viii)                      all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix)           all Intellectual Property;

(x)           all Software;

(xi)           all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii)           all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii)                      all rights under Contracts, all claims or rights against any Person, choses in action or similar rights, whether accrued or contingent;

(xiv)                      all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv)           all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi)                      all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements;

(xvii)                      all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements; and

(xviii)                      all Policies.

(14)           “Assume” shall have the meaning set forth in Section 2.3 and “Assumption” shall have a corresponding meaning.

(15)           “Business” shall have the meaning set forth in the recitals.

(16)           “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in the City of Toronto, the City of Winnipeg or the City of New York.

(17)           “Business Entity” shall mean any corporation, partnership, limited liability company or other entity which may legally hold title to Assets.

(18)           “Cash” means cash or cash equivalents as determined in accordance with Canadian generally accepted accounting principles.

(18A)                      “Closing Agenda” means the Work Plan and Closing Agenda dated August 15, 2007 setting out the documents to be tabled or exchanged in connection with the transactions contemplated by the Steps Memo.

(19)           “Closing Date” shall have the meaning set forth in the preamble.

(20)           “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(21)           “Confidential Information” shall mean all Information, data or material, including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business plans, (iv) general market evaluations and surveys and (v) financing and credit-related information, (vi) specifications, ideas and concepts for products and services, (vii) quality assurance policies, procedures and specifications, (viii) customer information, (ix) Software, (x) training materials and information and (xi) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes, in each case concerning a Party and/or its Subsidiaries which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to another Party or its Subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 7.1 or Section 7.2 or any other provision of this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such Party or its Subsidiaries or (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

(22)           “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(23)           “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(23).

(24)           “Contract” shall mean any agreement, contract, obligation, indenture, instrument, lease, promise, arrangement, commitment or undertaking (whether written or oral and whether express or implied) other than a Plan.

(25)           “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents entered into to effect the Transfer of Assets and the

Assumption of Liabilities in the manner contemplated by this Agreement and the Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, which shall be, as applicable, in substantially the forms as the applicable Parties thereto reasonably agree.

(26)           “Corporate Division” shall mean (i) the business and operations of the “Corporate and Other” segment of CW Media as described in the Predecessor’s Annual Information Form dated March 5, 2007 for the fiscal year ended December 31, 2006, as filed with Canadian securities regulatory authorities, (ii) any other business conducted primarily through Assets of CW Media prior to the Effective Time that are not Corresponding Assets of any Group and (iii) any corporate or services functions for the shared benefit of any or all of the Businesses (and/or Groups), including Human Resources, Payroll, Procurement, Facilities, Financial Accounting and Management, Information Technology Services, Security, Telecommunications, Accounts Payable, Treasury, Tax, Risk Management, Compliance, Legal, Public and Regulatory Affairs, Investor Relations, Corporate Communications, Internal Corporate Communications, Visual Communications, and Media Services, to the extent that they are such shared functions.

(27)           “Corporate Information” shall mean any Information relating to the Corporate Division prior to the Closing Date.

(28)           “Corporate Information Repository” shall mean the archives of Corporate Information, in electronic and paper based form, as applicable.

(29)           “Corporate Retention and Severance Liabilities” shall mean all Liabilities in respect of (i) bonuses accrued for the period in the Predecessor’s financial year up to and including the Closing Date for the employees listed in Schedule 1.1(29), (ii) the written retention agreements between the Predecessor and its Subsidiaries and any such employees, and (iii) the termination or alleged termination of any such employees that occurs prior to or as a result of or in connection with or following the consummation of the transactions contemplated by this Agreement, including any amounts required to be paid (including any payroll or other Taxes), and the costs of providing benefits and bonuses, including bonuses accrued up to the date of termination, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits or any other benefits under a Plan, accrued vacation and Taxes).

(30)           “Corresponding Assets” shall mean (i) with respect to Entertainment or the Entertainment Group, the Entertainment Assets, (ii) with respect to International or the International Group, the International Distribution Assets, (iii) with respect to Movie or the Movie Group, the Movie Distribution Assets, (iv) with respect to Production or the Production Group, the Production Assets, (v) with respect to Propinquity or the Propinquity Group, the Propinquity Assets, (vi) with respect to STV or the STV Group, the Specialty Television Assets, and (vii) with respect to ShelterCo or the Shelter Group, the Sheltered Assets.

(31)           “Corresponding Benefit Plans” shall have the meaning set forth in Section 5.3(a).

(32)           “Corresponding Business” shall mean (i) with respect to Entertainment or the Entertainment Group, the Entertainment Business, (ii) with respect to International or the International Group, the International Distribution Business, (iii) with respect to Movie or the Movie Group, the Movie Distribution Business, (iv) with respect to Production or the Production Group, the Production Business, (v) with respect to Propinquity or the Propinquity Group, the Propinquity Business, (vi) with respect to STV or the STV Group, the Specialty Television Business, and (vii) with respect to ShelterCo or the Shelter Group, the Shelter Business.

(33)           “Corresponding DPSP” shall have the meaning set forth in Section 5.2(a).

(34)           “Corresponding Employees” shall mean (i) with respect to Entertainment or the Entertainment Group, the Entertainment Employees, (ii) with respect to International or the International Group, the International Employees, (iii) with respect to Movie or the Movie Group, the Movie Employees, (iv) with respect to Production or the Production Group, the Production Employees, (v) with respect to Propinquity or the Propinquity Group, the Propinquity Employees, and (vi) with respect to STV or the STV Group, the STV Employees.

(35)           “Corresponding Former Employees” shall mean (i) with respect to Entertainment or the Entertainment Group, the Former Entertainment Employees, (ii) with respect to International or the International Group, the Former International Employees, (iii) with respect to Movie or the Movie Group, the Former Movie Employees, (iv) with respect to Production or the Production Group, the Former Production Employees, (v) with respect to Propinquity or the Propinquity Group, the Former Propinquity Employees, and (vi) with respect to STV or the STV Group, the Former STV Employees.

(36)           “Corresponding Group” shall mean (i) with respect to the Entertainment Business, the Entertainment Group, (ii) with respect to the International Distribution Business, the International Group, (iii) with respect to the Movie Distribution Business, the Movie Group, (iv) with respect to the Production Business, the Production Group, (v) with respect to the Propinquity Business, the Propinquity Group, (vi) with respect to the Specialty Television Business, the STV Group and (vii) with respect to the Shelter Business, the Shelter Group.

(37)           “Corresponding Group RRSP” shall have the meaning set forth in Section 5.2(b).

(38)           “Corresponding Indemnitee” shall mean, with respect to any New Entity (or its Group), each member of such New Entity’s Group and each of their Affiliates and each member of such Group’s and their respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(39)           “Corresponding Liabilities” shall mean (i) with respect to Entertainment or the Entertainment Group, the Entertainment Liabilities, (ii) with respect to International or the International Group, the International Distribution Liabilities, (iii) with respect to Movie or the Movie Group, the Movie Distribution Liabilities, (iv) with respect to Production or the Production Group, the Production Liabilities, (v) with respect to Propinquity or the Propinquity Group, the Propinquity Liabilities, (vi) with respect to STV or the STV Group, the Specialty

Television Liabilities, and (vii) with respect to ShelterCo or the Shelter Group, the Sheltered Liabilities.

(40)           “Corresponding Savings Plan” shall have the meaning set forth in Section 5.2(b).

(41)           “Corresponding Shared Policies” shall mean, with respect to any New Entity (or its Group), all Policies, current or past, that relate to the Corresponding Business of such New Entity, other than Policies that are Corresponding Assets of such New Entity.

(42)           “CW Media” shall have the meaning set forth in the preamble and for the avoidance of doubt shall include, where applicable, AcquireCo and other predecessors to CW Media.

(43)           “D&O Tail Policies” shall have the meaning set forth in Section 9.2(a).

(44)           “Dispute Notice” shall have the meaning set forth in Section 8.1.

(45)           “DPSP” shall mean a “deferred profit sharing plan” (as defined in the Income Tax Act (Canada)).

(46)           “Effective Time” shall mean the time that is immediately after the completion of the transaction described in Step 161 in the Steps Memo.

(47)           “Employee Agreements” shall have the meaning set forth in Section 5.4.

(48)           “Entertainment” shall have the meaning set forth in the preamble.

(49)           “Entertainment Assets” shall mean:

(i)           the ownership interests in all Business Entities in the Entertainment Group;

(ii)           all Entertainment Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Entertainment Asset or the Entertainment Business;

(iii)           subject to Article IX, any rights of any member of the Entertainment Group under any Policies, including any rights thereunder arising after the Closing Date in respect of any Policies that are occurrence policies;

(iv)           any and all Assets owned or held immediately prior to the commencement of the implementation of the Plan of Separation by CW Media or any of its Subsidiaries (including, prior to the Effective Time, by any Group) (A) that comprise or comprised or relate or related primarily to the Entertainment Business or (B) that comprise or comprised the

Corporate Division and either (x) are or were more related to the Entertainment Business than the other Businesses, or (y) for which the Entertainment Business has or had principal use or responsibility;

(v)           the Assets set forth on Schedule 1.1(49)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Entertainment or any other member of the Entertainment Group;

(vi)           any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to Entertainment or a Subsidiary of Entertainment; provided, that personal computers shall be Transferred to the Party or Subsidiary of the Party that, following the Effective Time, employs the applicable employee who, prior to the Effective Time, used such personal computer; and

(vii)           any Cash owned by any member of the Entertainment Group that is not a wholly-owned Subsidiary of Entertainment.

Notwithstanding the foregoing, the Entertainment Assets shall not include (i) any Cash, except as provided in clause (vi) of this Section 1.1(49), or (ii) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of a Group other than the Entertainment Group.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not an Entertainment Asset, any item explicitly included on a Schedule referred to in this Section 1.1(49) shall take priority over any provision of the text hereof.

(50)           “Entertainment Business” shall mean (i) the business of producing and distributing the “CSI” television programming conducted primarily through the members of the Entertainment Group prior to the Effective Time and (ii) the businesses and operations of Business Entities acquired or established by or for the Entertainment Group or any of its Subsidiaries after the date of this Agreement.

(51)           “Entertainment Contracts” shall mean the following Contracts to which CW Media or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of any Group other than the Entertainment Group to the Entertainment Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of any Group other than the Entertainment Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i)           any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Entertainment Group;

(ii)           any Contract that relates primarily to the Entertainment Business;

(iii)           any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the Entertainment Group;

(iv)           any guarantee, indemnity, representation or warranty of or in favour of any member of the Entertainment Group; and

(v)           the Contracts listed on Schedule 1.1(51).

(52)           “Entertainment Employee” shall mean an active employee or an employee on vacation or on a leave of absence (including under the Canada Labour Code, the Employment Standards Act (Ontario) or other applicable legislation) who is employed by, is to be employed effective immediately after the Effective Time (regardless of whether such employee accepts employment) by or will be employed by Entertainment or any member of the Entertainment Group, or otherwise primarily provides or provided services for the Entertainment Business, including those employees of the Predecessor and its Subsidiaries listed on Schedule 1.1(52).  For the avoidance of doubt, Entertainment Employee shall include such employees who, as of the Closing Date, are receiving short-term or long-term disability benefits or workers’ compensation benefits and, unless otherwise specified herein, any Former Entertainment Employees but shall not, during the term of the Transition Services Agreement, include the employees listed in Exhibit B to the Transition Services Agreement.

(53)           “Entertainment Group” shall mean Entertainment together with each Person that is a Subsidiary of Entertainment after the Effective Time, and shall include those entities identified as such on Schedule 1.1(53).

(54)           “Entertainment Liabilities” shall mean:

(i)           any and all Liabilities, including Liabilities for Taxes, that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(54)(i) and Schedule 2.11 hereto) as Liabilities to be Assumed by any member of the Entertainment Group, and all obligations and Liabilities expressly Assumed by any member of the Entertainment Group under this Agreement or any of the Ancillary Agreements;

(ii)           any and all Liabilities, including Liabilities for Taxes, that relate or related primarily to:

(a)           the operation or conduct of the Entertainment Business (including the use of any and all Trademarks in association with the operation or conduct of the Entertainment Business), as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative with respect to the

Entertainment Business and guarantees or indemnities of or in favour of the Entertainment Business or a member of the Entertainment Group);

(b)           the operation or conduct of any business conducted by any member of the Entertainment Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative with respect to the Entertainment Business); or

(c)           any Entertainment Employee or any Former Entertainment Employee (other than a Corresponding Employee or a Corresponding Former Employee of a Group other than the Entertainment Group) in respect of the period prior to, on or after the Effective Time;

(iii)           any and all Liabilities of the Corporate Division that either (x) are or were more related to the Entertainment Business than any other Business, or (y) for which the Entertainment Business has or had principal use or responsibility;

(iv)           any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the Entertainment Group or indebtedness (regardless of the issuer of such indebtedness) primarily relating to the Entertainment Business or any indebtedness (regardless of the issuer of such indebtedness) secured primarily by any of the Entertainment Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(v)           those Separation Expenses allocated to the Entertainment Group in accordance with Schedule 1.1(123);

(vi)           such percentage of the Residual Liabilities that, together with the percentages of Residual Liabilities forming part of the International Distribution Liabilities, the Movie Distribution Liabilities, the Production Liabilities and the Propinquity Liabilities, equals 50%;

(vii)           those Corporate Retention and Severance Liabilities and Executive Retention and Severance Liabilities allocated to the Entertainment Group in accordance with Schedule 1.1(123);

(viii)                      all Liabilities of CW Media or any of its Subsidiaries (which Subsidiaries were Subsidiaries of CW Media immediately prior to the commencement of the Plan of Separation) relating to, arising out of or resulting from any Action with respect to the Plan of Separation made or brought by any third party against any Party or any member of any Party’s respective Group (which, for the avoidance of doubt, excludes any Action by a Party or member of such Party’s Group, on the one hand, against another Party or member of such other Party’s Group, on the other hand) and primarily relating to the Entertainment Business;

(ix)           all Liabilities arising under or relating to any Entertainment Contracts;

(x)           all Liabilities for Taxes that are classified as and deemed to be Entertainment Liabilities in Schedule 2.11.

Notwithstanding anything to the contrary herein, the Entertainment Liabilities shall not include:

(x)
any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of a Group other than the Entertainment Group or for which any such Party is liable pursuant to this Agreement or such Ancillary Agreement; and

(y)	any Contracts expressly Assumed by any member of a Group other than the Entertainment Group under this Agreement or any of the Ancillary Agreements.

(55)           “Executive Retention and Severance Liabilities” shall mean all Liabilities in respect of (i) bonuses accrued for the period in the Predecessor’s financial year up to and including the Closing Date for the employees listed in Schedule 1.1(55), (ii) the written retention agreements between the Predecessor and any such employees, and (iii) the termination or alleged termination of any such employees that occurs prior to or as a result of or in connection with or following the consummation of the transactions contemplated by this Agreement, including any amounts required to be paid (including any payroll or other Taxes), and the costs of providing benefits and bonuses, including bonuses accrued up to the date of termination, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits or any other benefits under a Plan, accrued vacation and Taxes).

(56)           “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, pandemics, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(57)           “Former Entertainment Employee” shall mean any former employee of the Entertainment Group or the Predecessor and its Subsidiaries who primarily provided services to the Entertainment Business in the month prior to the former employee’s termination of employment.

(58)           “Former International Employee” shall mean any former employee of the International Distribution Group or the Predecessor and its Subsidiaries who primarily provided services to the Entertainment Business in the month prior to the former employee’s termination of employment.

(59)           “Former Movie Employee” shall mean any former employee of the Movie Distribution Group or the Predecessor and its Subsidiaries who primarily provided services to the Movie Distribution Business in the month prior to the former employee’s termination of employment.

(60)           “Former Production Employee” shall mean any former employee of the Production Group or the Predecessor and its Subsidiaries who primarily provided services to the Production Business in the month prior to the former employee’s termination of employment.

(61)           “Former Propinquity Employee” shall mean any former employee of the Propinquity Group or the Predecessor and its Subsidiaries who primarily provided services to the Propinquity Business in the month prior to the former employee’s termination of employment.

(62)           “Former STV Employee” shall mean any former employee of the STV Group or the Predecessor and its Subsidiaries who primarily provided services to the Specialty Television Business in the month prior to the former employee’s termination of employment.

(63)           “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(64)           “Governmental Entity” shall mean any nation or government, any state, province, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(65)           “Group” shall mean any of the Entertainment Group, the International Group, the Movie Group, the Production Group, the Propinquity Group, the STV Group, or the Shelter Group, as the context requires.

(66)           “Guaranty Release” shall have the meaning set forth in Section 2.10(b).

(67)           “Income Taxes” shall mean any federal, provincial, municipal or foreign taxes (i) based upon, measured by or calculated with respect to net income, income as specially defined, earnings, profits or selected items of income, earnings or profits (including capital gains taxes and minimum taxes), or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of the bases on which such taxes may be based, measured by or calculated with respect to, is described in (i), in each case together with any interest, penalties or additions to such taxes.

(68)           “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims,

Taxes, payments, fines, interest, assessments, reassessments, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, reassessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect, punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnified party.

(69)           “Indemnifying Party” shall have the meaning set forth in Section 6.3(b).

(70)           “Indemnitee” shall mean any Corresponding Indemnitee of any New Entity.

(71)           “Indemnity Payment” shall have the meaning set forth in Section 6.7(a).

(72)           “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

(73)           “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

(74)           “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

(75)           “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all Canadian, U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models and methodologies, (viii) rights of privacy and rights to personal information, (ix) telephone numbers and Internet protocol addresses, (x) all rights in the foregoing and in other similar intangible assets, (ix) all applications and registrations for the foregoing and (xii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(76)           “Intermediate Transfers” shall have the meaning set forth in Section 2.2(a)(ii).

(77)           “International” shall have the meaning set forth in the preamble.

(78)           “International Distribution Assets” shall mean:

(i)           the ownership interests in all Business Entities in the International Group;

(ii)           all International Distribution Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any International Distribution Asset or the International Distribution Business;

(iii)           subject to Article IX, any rights of any member of the International Group under any Policies, including any rights thereunder arising after the Closing Date in respect of any Policies that are occurrence policies;

(iv)           any and all Assets owned or held immediately prior to the commencement of the implementation of the Plan of Separation by CW Media or any of its Subsidiaries (including, prior to the Effective Time, by any Group) (A) that comprise or comprised or relate or related primarily to the International Distribution Business or (B) that comprise or comprised the Corporate Division and either (x) are or were more related to the International Distribution Business than any other Business, or (y) for which the International Distribution Business has or had principal use or responsibility;

(v)           the Assets set forth on Schedule 1.1(78)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to International or any other member of the International Group;

(vi)           any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to International or a Subsidiary of International; provided, that personal computers shall be Transferred to the Party or Subsidiary of the Party that, following the Effective Time, employs the applicable employee who, prior to the Effective Time, used such personal computer; and

(vii)           any Cash owned by any member of the International Group that is not a wholly-owned Subsidiary of International.

Notwithstanding the foregoing, the International Distribution Assets shall not include (i) any Cash, except as provided in clause (vii) of this Section 1.1(78), or any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of a Group other than the International Group.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a International Distribution Asset, any item explicitly included on a Schedule referred to in this Section 1.1(78) shall take priority over any provision of the text hereof.

(79)           “International Distribution Business” shall mean (i) the business of the international (i.e., non-Canadian) distribution of the programs and films of the Canadian film library of the Predecessor (and its Subsidiaries immediately prior to the Effective Time) conducted primarily through the members of International Group prior to the Effective Time and (ii) the businesses and operations of Business Entities acquired or established by or for International or any of its Subsidiaries after the date of this Agreement.

(80)           “International Distribution Contracts” shall mean the following Contracts to which CW Media or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of a Group other than the International Group to the International Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of a Group other than the International Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i)           any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the International Group;

(ii)           any Contract that relates primarily to the International Distribution Business;

(iii)           any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the International Group;

(iv)           any guarantee, indemnity, representation or warranty of or in favour of any member of the International Group; and

(v)           the Contracts listed on Schedule 1.1(65).

(81)           “International Distribution Liabilities” shall mean:

(i)           any and all Liabilities, including Liabilities for Taxes, that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(81)(i) and Schedule 2.11 hereto) as Liabilities to be Assumed by any member of the International Group, and all obligations and Liabilities expressly Assumed by any member of the International Group under this Agreement or any of the Ancillary Agreements;

(ii)           any and all Liabilities, including Liabilities for Taxes, that relate or related primarily to:

(a)           the operation or conduct of the International Distribution Business (including the use of any and all Trademarks in association with the operation or conduct of the International Distribution Business), as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative with respect to the International Distribution Business and guarantees or indemnities of or in favour of the International Distribution Business or a member of the International Group);

(b)           the operation or conduct of any business conducted by any member of the International Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative with respect to the International Distribution Business); or

(c)           any International Employee or any Former International Employee (other than a Corresponding Employee or a Corresponding Former Employee of a Group other than the International Group) in respect of the period prior to, on or after the Effective Time;

(iii)           any and all Liabilities of the Corporate Division that either (x) are or were more related to the International Distribution Business than any other Business, or (y) for which the International Distribution Business has or had principal use or responsibility;

(iv)           any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the International Group or indebtedness (regardless of the issuer of such indebtedness) primarily relating to the International Distribution Business or any indebtedness (regardless of the issuer of such indebtedness) secured primarily by any of the International Distribution Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(v)           such percentage of the Residual Liabilities that, together with the percentages of Residual Liabilities forming part of the Entertainment

Liabilities, the Movie Distribution Liabilities, the Production Liabilities and the Propinquity Liabilities, equals 50%;

(vi)           all Liabilities of CW Media or any of its Subsidiaries (which Subsidiaries were Subsidiaries of CW Media immediately prior to the commencement of the implementation of the Plan of Separation) relating to, arising out of or resulting from any Action with respect to the Plan of Separation made or brought by any third party against any Party or any member of any Party’s respective Group (which, for the avoidance of doubt, excludes any Action by a Party or member of such Party’s Group, on the one hand, against another Party or member of such other Party’s Group, on the other hand) and primarily relating to the International Distribution Business;

(vii)           all Liabilities arising under or relating to any International Distribution Contracts; and

(viii)                      all Liabilities for Taxes that are classified as and deemed to be International Distribution Liabilities in Schedule 2.11.

Notwithstanding anything to the contrary herein, the International Distribution Liabilities shall not include:

(x)
any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of a Group other than the International Group or for which any member of such Group is liable pursuant to this Agreement or such Ancillary Agreement; and

(y)	any Contracts expressly Assumed by any member of a Group other than the International Group under this Agreement or any of the Ancillary Agreements.

(82)           “International Employee” shall mean an active employee or an employee on vacation or on a leave of absence (including under the Canada Labour Code, the Employment Standards Act (Ontario) or other applicable legislation) who is employed by, is to be employed effective immediately after the Effective Time (regardless of whether such employee accepts employment) by or will be employed by International or any member of the International Group or otherwise primarily provides or provided services for the International Distribution Business, including those employees of the Predecessor and its Subsidiaries listed in Schedule 1.1(82).  For the avoidance of doubt, International Employee shall include such employees who, as of the Closing Date, are receiving short-term or long-term disability benefits or workers’ compensation benefits and, unless otherwise specified herein, any Former International Employees but shall not, during the term of the Transition Services Agreement, include the employees listed in Exhibit B to the Transition Services Agreement.

(83)           “International Group” shall mean International together with each Person that is a Subsidiary of International after the Effective Time, and shall include those entities identified as such on Schedule 1.1(83).

(84)           “Law” shall mean any Canadian, U.S. or other federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

(85)           “Liabilities” shall mean any and all debts, liabilities, costs, expenses and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(86)           “Liable Party” shall have the meaning set forth in Section 2.9(b).

(87)           “Movie” shall have the meaning set forth in the preamble.

(88)           “Movie and Entertainment Plans” shall have the meaning set forth in Section 5.1(c).

(89)           “Movie Distribution Assets” shall mean:

(i)           the ownership interests in all Business Entities in the Movie Group;

(ii)           all Movie Distribution Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Movie Distribution Asset or the Movie Distribution Business;

(iii)           subject to Article IX, any rights of any member of the Movie Group under any Policies, including any rights thereunder arising after the Closing Date in respect of any Policies that are occurrence policies;

(iv)           any and all Assets owned or held immediately prior to the commencement of the implementation of the Plan of Separation by CW Media or any of its Subsidiaries (including, prior to the Effective Time, by any Group) (A) that comprise or comprised or relate or related primarily to the Movie Distribution Business or (B) that comprise or comprised the Corporate Division and either (x) are or were more related to the Movie Distribution Business than any other Business, or (y) for which the Movie Distribution Business has or had principal use or responsibility;

(v)           the Assets set forth on Schedule 1.1(89)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary

Agreement as Assets which have been or are to be Transferred to Movie or any other member of the Movie Group;

(vi)           any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to Movie or a Subsidiary of Movie; provided, that personal computers shall be Transferred to the Party, or Subsidiary of the Party that, following the Effective Time, employs the applicable employee who, prior to the Effective Time, used such personal computer; and

(vii)           any Cash owned by any member of the Movie Group that is not a wholly-owned Subsidiary of Movie.

Notwithstanding the foregoing, the Movie Distribution Assets shall not include (i) any Cash, except as provided in clause (vii) of Section 1.1(89), or (ii) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of a Group other than the Movie Group.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Movie Distribution Asset, any item explicitly included on a Schedule referred to in this Section 1.1(89) shall take priority over any provision of the text hereof.

(90)           “Movie Distribution Business” shall mean (i) the business of motion picture distribution in Canada conducted primarily through the members of Movie Group prior to the Effective Time and (ii) the businesses and operations of Business Entities acquired or established by or for Movie or any of its Subsidiaries after the date of this Agreement.

(91)           “Movie Distribution Contracts” shall mean the following Contracts to which CW Media or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of a Group other than the Movie Group to the Movie Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of a Group other than the Movie Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i)           any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Movie Group;

(ii)           any Contract that relates primarily to the Movie Distribution Business;

(iii)           any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the Movie Group;

(iv)           any guarantee, indemnity, representation or warranty of or in favour of any member of the Movie Group; and

(v)           the Contracts listed on Schedule 1.1(91).

(92)           “Movie Distribution Liabilities” shall mean:

(i)           any and all Liabilities, including Liabilities for Taxes, that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(92)(i) and Schedule 2.11 hereto) as Liabilities to be Assumed by any member of the Movie Group, and all obligations and Liabilities expressly Assumed by any member of the Movie Group under this Agreement or any of the Ancillary Agreements;

(ii)           any and all Liabilities, including Liabilities for Taxes, that relate or related primarily to:

(a)           the operation or conduct of the Movie Distribution Business (including the use of any and all Trademarks in association with the operation or conduct of the Movie Distribution Business), as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative with respect to the Movie Distribution Business and guarantees or indemnities of or in favour of the Movie Distribution Business or a member of the Movie Group);

(b)           the operation or conduct of any business conducted by any member of the Movie Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative with respect to the Movie Distribution Business); or

(c)           any Movie Employee or any Former Movie Employee (other than a Corresponding Employee or a Corresponding Former Employee of a Group other than the Movie Group) in respect of the period prior to, on or after the Effective Time;

(iii)           any and all Liabilities of the Corporate Division that either (x) are or were more related to the Movie Distribution Business than any other Business, or (y) for which the Movie Distribution Business has or had principal use or responsibility;

(iv)           any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the Movie Group or indebtedness (regardless of the issuer of such indebtedness) primarily relating to the Movie Distribution Business or any indebtedness (regardless of the issuer of such indebtedness) secured primarily by any of the Movie Distribution Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(v)           such percentage of the Residual Liabilities that, together with the percentages of Residual Liabilities forming part of the Entertainment Liabilities, the International Distribution Liabilities, the Production Liabilities and the Propinquity Liabilities, equals 50%;

(vi)           all Liabilities of CW Media or any of its Subsidiaries (which Subsidiaries were Subsidiaries of CW Media immediately prior to the commencement of the implementation of the Plan of Separation) relating to, arising out of or resulting from any Action with respect to the Plan of Separation made or brought by any third party against any Party or any member of any Party’s respective Group (which, for the avoidance of doubt, excludes any Action by a Party or member of such Party’s Group, on the one hand, against another Party or member of such other Party’s Group, on the other hand) and primarily relating to the Movie Distribution Business;

(vii)           all Liabilities arising under or relating to any Movie Distribution Contracts; and

(viii)                      all Liabilities for Taxes that are classified as and deemed to be Movie Distribution Liabilities in Schedule 2.11.

Notwithstanding anything to the contrary herein, the Movie Distribution Liabilities shall not include:

(x)
any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of a Group other than the Movie Group or for which any member of such Group is liable pursuant to this Agreement or such Ancillary Agreement; and

(y)	any Contracts expressly Assumed by any member of a Group other than the Movie Group under this Agreement or any of the Ancillary Agreements.

(93)           “Movie Employee” shall mean an active employee or an employee on vacation or on a leave of absence (including under the Canada Labour Code, the Employment Standards Act (Ontario) or other applicable legislation) who is employed by, is to be employed effective immediately after the Effective Time (regardless of whether such employee accepts employment) by or will be employed by Movie or any member of the Movie Group or otherwise primarily provides or provided services for the Movie Distribution Business, including those employees of the Predecessor and its Subsidiaries listed in Schedule 1.1(93).  For the avoidance of doubt, Movie Employee shall include such employees who, as of the Closing Date, are receiving short-term or long-term disability benefits or workers’ compensation benefits and, unless otherwise specified herein, any Former Movie Employees but shall not, during the term of the Transition Services Agreement, include the employees listed in Exhibit B to the Transition Services Agreement.

(94)           “Movie Group” shall mean Movie together with each Person that is a Subsidiary of Movie after the Effective Time, and shall include those entities identified as such on Schedule 1.1(94).

(95)           “New Entity” shall mean any of Entertainment, International, Movie, Production, Propinquity, STV or ShelterCo.

(96)           “Non-Liable Party” shall have the meaning set forth in Section 2.9(a).

(97)           “Other Party Marks” shall have the meaning set forth in Section 4.2(a).

(98)           “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, unlimited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(99)           “Party” or “Parties” shall have the meaning set forth in the preamble.

(100)                      “Plan” means any employee benefit plan, program, policy, practices, undertaking, agreement or other arrangement under which benefits are to be provided or payments are to be made to any current or former employee, service provider, Person working on contract, officer or director (or any beneficiary, dependent or spouse of any such Person) that is sponsored or maintained by any Person, whether funded or unfunded, insured or uninsured, to which any Person contributes or is obligated to contribute or to which any Person has, or will have, any Liability or contingent Liability, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, agreement or policy, other than in each case statutory benefit plans.

(101)                      “Plan of Separation” shall have the meaning set forth in the recitals.

(102)                      “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts and policies or Contracts in respect of a Plan), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, short-term and long-term disability, and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(103)                      “Predecessor” shall have the meaning set forth in the recitals.

(104)                      “Prime Rate” shall have the meaning set forth in Section 10.11(a).

(105)                      “Production” shall have the meaning set forth in the preamble.

(106)                      “Production Assets” shall mean:

(i)           the ownership interests in all Business Entities in the Production Group;

(ii)           all Production Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Production Asset or the Production Business;

(iii)           subject to Article IX, any rights of any member of the Production Group under any Policies, including any rights thereunder arising after the Closing Date in respect of any Policies that are occurrence policies;

(iv)           any and all Assets owned or held immediately prior to the commencement of the implementation of the Plan of Separation by CW Media or any of its Subsidiaries (including, prior to the Effective Time, by any Group) (A) that comprise or comprised or relate or related primarily to the Production Business or (B) that comprise or comprised the Corporate Division and either (x) are or were more related to the Production Business than the other Businesses, or (y) for which the Production Business has or had principal use or responsibility;

(v)           the Assets set forth on Schedule 1.1(106)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Production or any other member of the Production Group;

(vi)           any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to Production or a Subsidiary of Production; provided, that personal computers shall be Transferred to the Party or Subsidiary of the Party that, following the Effective Time, employs the applicable employee who, prior to the Effective Time, used such personal computer; and

(vii)           any Cash owned by any member of the Production Group that is not a wholly-owned Subsidiary of Production.

Notwithstanding the foregoing, the Production Assets shall not include (i) any Cash, except as provided in clause (vii) of this Section 1.1(106), or (ii) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of a Group other than the Production Group.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not an Production Asset, any item explicitly included on a Schedule referred to in this Section 1.1(106) (shall take priority over any provision of the text hereof.

(107)                      “Production Business” shall mean (i) the business of holding the rights to the programs and films of the Canadian film library of the Predecessor (and its Subsidiaries immediately prior to the  Effective Time) conducted primarily through the members of the Production Group prior to the Effective Time and (ii) the businesses and operations of Business Entities acquired or established by or for Production or any of its Subsidiaries after the date of this Agreement.

(108)                      “Production Contracts” shall mean the following Contracts to which CW Media or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of any Group other than the Production Group to the Production Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of any Group other than the Production Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i)           any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Production Group;

(ii)           any Contract that relates primarily to the Production Business;

(iii)           any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the Production Group;

(iv)           any guarantee, indemnity, representation or warranty of or in favour of any member of the Production Group; and

(v)           the Contracts listed on Schedule 1.1(108).

(109)                      “Production Employee” shall mean an active employee or an employee on vacation or on a leave of absence (including under the Canada Labour Code, the Employment Standards Act (Ontario) or other applicable legislation) who is employed by, is to be employed effective immediately after the Effective Time (regardless of whether such employee accepts employment) by or will be employed by Production or any member of the Production Group or otherwise primarily provides or provided services for the Production Business, including those employees of the Predecessor and its Subsidiaries listed in Schedule 1.1(109).  For the avoidance of doubt, Production Employee shall include such employees who, as of the Closing Date, are receiving short-term or long-term disability benefits or workers’ compensation benefits and, unless otherwise specified herein, any Former Production Employees.

(110)                      “Production Group” shall mean Production  together with each Person that is a Subsidiary of Production after the Effective Time, and shall include those entities identified as such on Schedule 1.1(110).

(111)                      “Production Liabilities” shall mean:

(i)           any and all Liabilities, including Liabilities for Taxes, that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(111)(i) and Schedule 2.11 hereto) as Liabilities to be Assumed by any member of the Production Group, and all obligations and Liabilities expressly Assumed by any member of the Production Group under this Agreement or any of the Ancillary Agreements;

(ii)           any and all Liabilities, including Liabilities for Taxes, that relate or related primarily to:

(a)           the operation or conduct of the Production Business (including the use of any and all Trademarks in association with the operation or conduct of the Production Business), as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative with respect to the Production Business and guarantees or indemnities of or in favour of the Production Business or a member of the Production Group);

(b)           the operation or conduct of any business conducted by any member of the Production Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative with respect to the Production Business); or

(c)           any Production Employee or any Former Production Employee (other than a Corresponding Employee or a Corresponding Former Employee of a Group other than the Production Group) in respect of the period prior to, on or after the Effective Time;

(iii)           any and all Liabilities of the Corporate Division that either (x) are or were more related to the Production Business than any other Business, or (y) for which the Production Business has or had principal use or responsibility;

(iv)           any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the Production Group or indebtedness (regardless of the issuer of such indebtedness) primarily relating to the Production Business or any indebtedness (regardless of the issuer of such indebtedness) secured primarily by any of the Production Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(v)           such percentage of the Residual Liabilities that, together with the percentages of Residual Liabilities forming part of the Entertainment Liabilities, the International Distribution Liabilities, the Movie Distribution Liabilities and the Propinquity Liabilities, equals 50%;;

(vi)           all Liabilities of CW Media or any of its Subsidiaries (which Subsidiaries were Subsidiaries of CW Media immediately prior to the commencement of the Plan of Separation) relating to, arising out of or resulting from any Action with respect to the Plan of Separation made or brought by any third party against any Party or any member of any Party’s respective Group (which, for the avoidance of doubt, excludes any Action by a Party or member of such Party’s Group, on the one hand, against another Party or member of such other Party’s Group, on the other hand) and primarily relating to the Production Business;

(vii)           all Liabilities arising under or relating to any Production Contracts; and

(viii)                      all Liabilities for Taxes that are classified as and deemed to be Production Liabilities in Schedule 2.11.

Notwithstanding anything to the contrary herein, the Production Liabilities shall not include:

(x)
any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of a Group other than the Production Group or for which any such Party is liable pursuant to this Agreement or such Ancillary Agreement; and

(y)	any Contracts expressly Assumed by any member of a Group other than the Production Group under this Agreement or any of the Ancillary Agreements.

(112)                      “Propinquity” shall have the meaning set forth in the preamble.

(113)                      “Propinquity Assets” shall mean:

(i)           the ownership interests in all Business Entities in the Propinquity Group;

(ii)           all Propinquity Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Propinquity Asset or the Propinquity Business;

(iii)           subject to Article IX, any rights of any member of the Propinquity Group under any Policies, including any rights thereunder arising after the Closing Date in respect of any Policies that are occurrence policies;

(iv)           any and all Assets owned or held immediately prior to the Effective Time by CW Media or any of its Subsidiaries (including, prior to commencement of the implementation of the Plan of Separation, by any Group) (A) that comprise or comprised or relate or related primarily to the Propinquity Business or (B) that comprise or comprised the Corporate Division and either (x) are or were more related to the Propinquity Business than the other Businesses, or (y) for which the Propinquity Business has or had principal use or responsibility;

(v)           the Assets set forth on Schedule 1.1(113)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Propinquity or any other member of the Propinquity Group; and

(vi)           any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to Propinquity or a Subsidiary of Propinquity; provided, that personal computers shall be Transferred to the Party or Subsidiary of the Party that, following the Effective Time, employs the applicable employee who, prior to the Effective Time, used such personal computer; and

(vii)           any Cash owned by any member of the Propinquity Group that is not a wholly-owned Subsidiary of Propinquity.

Notwithstanding the foregoing, the Propinquity Assets shall not include (i) any Cash, except as provided in clause (vii) of this Section 1.1(113), or (ii) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of a Group other than the Propinquity Group.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not an Propinquity Asset, any item explicitly included on a Schedule referred to in this Section 1.1(113)shall take priority over any provision of the text hereof.

(114)                      “Propinquity Business” shall mean (i) the business of holding the Canadian music publishing rights of the Predecessor (and its Subsidiaries immediately prior to the Effective Time), which are administered by Sony/ATV, conducted primarily through the members of the Propinquity Group prior to the Effective Time and (ii) the businesses and operations of Business Entities acquired or established by or for Propinquity or any of its Subsidiaries after the date of this Agreement.

(115)                      “Propinquity Contracts” shall mean the following Contracts to which CW Media or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of any Group other than the Propinquity Group to the Propinquity Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of any Group other than the Propinquity Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i)           any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Propinquity Group;

(ii)           any Contract that relates primarily to the Propinquity Business;

(iii)           any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the Propinquity Group;

(iv)           any guarantee, indemnity, representation or warranty of or in favour of any member of the Propinquity Group; and

(v)           the Contracts listed on Schedule 1.1(115).

(116)                      “Propinquity Employee” shall mean an active employee or an employee on vacation or on a leave of absence (including under the Canada Labour Code, the Employment Standards Act (Ontario) or other applicable legislation) who is employed by, is to be employed effective immediately after the Effective Time (regardless of whether such employee accepts employment) by or will be employed by Propinquity or any member of the Propinquity Group or otherwise primarily provides or provided services for the Propinquity Business, including those employees of the Predecessor and its Subsidiaries listed in Schedule 1.1(116).  For the avoidance of doubt, Propinquity Employee shall include such employees who, as of the Closing Date, are receiving short-term or long-term disability benefits or workers’ compensation benefits and, unless otherwise specified herein, any Former Propinquity Employees.

(117)                      “Propinquity Group” shall mean Propinquity together with each Person that is a Subsidiary of Propinquity after the Effective Time, and shall include those entities identified as such on Schedule 1.1(117).

(118)                      “Propinquity Liabilities” shall mean:

(i)           any and all Liabilities, including Liabilities for Taxes, that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(118)(i) and Schedule 2.11 hereto) as Liabilities to be Assumed by any member of the Propinquity Group, and all obligations and Liabilities expressly Assumed by any member of the Propinquity Group under this Agreement or any of the Ancillary Agreements;

(ii)           any and all Liabilities, including Liabilities for Taxes, that relate or related primarily to:

(a)           the operation or conduct of the Propinquity Business (including the use of any and all Trademarks in association with the operation or conduct of the Propinquity Business), as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative with respect to the Propinquity Business and guarantees or indemnities of or in favour of the Propinquity Business or a member of the Propinquity Group);

(b)           the operation or conduct of any business conducted by any member of the Propinquity Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative with respect to the Propinquity Business); or

(c)           any Propinquity Employee or any Former Propinquity Employee (other than a Corresponding Employee or a Corresponding Former Employee of a Group other than the Propinquity Group) in respect of the period prior to, on or after the Effective Time;

(iii)           any and all Liabilities of the Corporate Division that either (x) are or were more related to the Propinquity Business than any other Business, or (y) for which the Propinquity Business has or had principal use or responsibility;

(iv)           any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the Propinquity Group or indebtedness (regardless of the issuer of such indebtedness) primarily relating to the Propinquity Business or any indebtedness (regardless of the issuer of such indebtedness) secured primarily by any of the Propinquity Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(v)           such percentage of the Residual Liabilities that, together with the percentages of Residual Liabilities forming part of the Entertainment Liabilities, the International Distribution Liabilities, the Movie Distribution Liabilities and the Production Liabilities, equals 50%;

(vi)           all Liabilities of CW Media or any of its Subsidiaries (which Subsidiaries were Subsidiaries of CW Media immediately prior to the commencement of the Plan of Separation) relating to, arising out of or resulting from any Action with respect to the Plan of Separation made or brought by any third party against any Party or any member of any Party’s respective Group (which, for the avoidance of doubt, excludes any Action by a Party or member of such Party’s Group, on the one hand, against another Party or member of such other Party’s Group, on the other hand) and primarily relating to the Propinquity Business;

(vii)           all Liabilities arising under or relating to any Propinquity Contracts; and

(viii)                      all Liabilities for Taxes that are classified as and deemed to be Propinquity Liabilities in Schedule 2.11.

Notwithstanding anything to the contrary herein, the Propinquity Liabilities shall not include:

(x)
any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of a Group other than the Propinquity Group or for which any such Party is liable pursuant to this Agreement or such Ancillary Agreement; and

(y)	any Contracts expressly Assumed by any member of a Group other than the Propinquity Group under this Agreement or any of the Ancillary Agreements.

(119)                      “Records” shall mean any Contracts, documents, books, records, ledgers or files, whether printed, electronic or written.

(120)                      “Residual Liabilities” shall mean any Liabilities of the Predecessor and its Subsidiaries that are not Entertainment Liabilities, International Distribution Liabilities, Movie Distribution Liabilities, Production Liabilities, Propinquity Liabilities, Sheltered Liabilities or Specialty Television Liabilities, including:

(i)           any of the Liabilities set forth on Schedule 1.1(120)(i);

(ii)           any and all Liabilities of CW Media or any of its Subsidiaries (which Subsidiaries were Subsidiaries of CW Media immediately prior to the Effective Time) relating to, arising out of or resulting from any Action with respect to the Plan of Separation made or brought by any third party or Governmental Agency against any Party or any member of any Party’s respective Group (which, for the avoidance of doubt, excludes any Action by a Party or member of such Party’s Group, on the one hand, against another Party or member of such other Party’s Group, on the other hand), other than Liabilities relating to Taxes;

(iii)           any and all Liabilities relating to, arising out of or resulting from any (x) claims for indemnification by any current or former directors, officers or employees of CW Media or any of its current or former Subsidiaries, in their capacities as such, or (y) claims for breach of fiduciary duties brought against any current or former directors, officers or employees of CW Media or any of its current or former Subsidiaries, in their capacities as such, in each case, relating to any acts, omissions or events on or prior to the Effective Time;

(iv)           any and all costs or expenses actually incurred by any Party (or their respective Groups) in connection with obtaining Consents or Governmental Approvals or fulfilling conditions required to consummate a deferred Transfer or Assumption, as required by Section 2.6; and

(v)           any Liabilities for Taxes that are classified as and deemed to be Residual Liabilities in Schedule 2.11;

except, in the case of each of clauses (ii), (iii) and (iv) above, for any Liability that is otherwise specified to be a Corresponding Liability of any Group (ignoring for purposes of this clause any references to Residual Liabilities in the definitions of such terms), as the case may be, or otherwise specifically allocated to any Party or Parties under this Agreement or any Ancillary Agreement and, for the avoidance of doubt, except for the Corporate Retention and Severance Liabilities and the Executive Retention and Severance Liabilities.

(121)                      “Restricted Person” shall have the meaning set forth in Section 4.1.

(122)                      “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(123)                      “Separation Expenses” shall mean the fees, costs and expenses (including third party fees, costs and expenses and employment-related costs and expenses) set forth on Schedule 1.1(123) incurred by any of the Parties on a non-recurring basis directly as a result of the Acquisition and the Plan of Separation.

(124)                      “Separation Transfers” shall have the meaning set forth in Section 2.2(a)(iii).

(125)                      “Shared Contract” shall have the meaning set forth in Section 2.2(c)(i).

(126)                      “Shared Policies” shall mean, without duplication, all Corresponding Shared Policies of any New Entity.

(127)                      “Shelter Business” shall mean the business operated by the Shelter Group.

(128)                      “Shelter Group” shall mean ShelterCo together with each Person that is a Subsidiary of ShelterCo after the Effective Time, and shall include those entities identified as such on Schedule 1.1(128).

(129)                      “Shelter Transfer” shall have the meaning set forth in Section 2.2(a)(iv).

(130)                      “ShelterCo” shall have the meaning set forth in the preamble.

(131)                      “Sheltered Assets” shall mean the ownership interests in all Business Entities in the Shelter Group and all Assets held immediately prior to the Effective Time by any such Business Entity.  Notwithstanding the foregoing, the Sheltered Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of any Group other than the Shelter Group.

(132)                      “Sheltered Liabilities” shall mean all Liabilities, including Liabilities for Taxes, held immediately prior to the Effective Time by any Business Entity in the Shelter Group and all Liabilities for Taxes that are classified as and deemed to be Sheltered Liabilities in Schedule 2.11.  Notwithstanding the foregoing, the Sheltered Liabilities shall not include any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained by or Assumed by any member of any Group other than the Shelter Group or for which any such Party is liable pursuant to this Agreement or such Ancillary Agreement other than guarantees or indemnities of or in favour of the Shelter Business or a  member of the Shelter Group that are retained or Assumed by a member of another Group.

(133)                      “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

(134)                      “Specialty Television Assets” shall mean all Assets of CW Media or its Subsidiaries other than the Corresponding Assets of any Group other than the STV Group, including:

(i)           the ownership interests in CW Media and all Business Entities in the STV Group;

(ii)           all Specialty Television Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Specialty Television Asset or the Specialty Television Business;

(iii)           subject to Article IX, any rights of any member of the STV Group under any Policies, including any rights thereunder arising after the STV Closing Date in respect of any Policies that are occurrence policies;

(iv)           any and all Assets owned or held immediately prior to the commencement of the implementation of the Plan of Separation by CW Media or any of its Subsidiaries (including, prior to the Closing Date, by any Group) (A) that comprise or comprised or relate or related primarily to the Specialty Television Business or (B) that comprise or comprised the Corporate Division and either (x) are or were more related to the Specialty

Television Business than any other Business, or (y) for which the Specialty Television Business has or had principal use or responsibility;

(v)           the Assets set forth on Schedule 1.1(134)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to STV or any other member of the STV Group;

(vi)           any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to STV or a subsidiary of STV; provided, that personal computers shall be Transferred to the Party or Subsidiary of the Party that, following the Effective Time, employs the applicable employee who, prior to the Effective Time, used such personal computer; and

(vii)           all Cash owned by any member of the STV Group that is not a wholly-owned Subsidiary of STV.

Notwithstanding the foregoing, the Specialty Television Assets shall not include (i) any Cash, except as provided in clause (vii) of this Section 1.1(134); or (ii) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of a Group other than the STV Group.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Specialty Television Asset, any item explicitly included on a Schedule referred to in this Section 1.1(134) shall take priority over any provision of the text hereof.

(135)                      “Specialty Television Business” shall mean (i) the business of owning and operating specialty television broadcasting channels, including those businesses regulated by the Canadian Radio-television and Telecommunications Commission, conducted primarily through the members of the STV Group prior to the Effective Time and (ii) the businesses and operations of Business Entities acquired or established by or for STV or any of its Subsidiaries after the date of this Agreement.

(136)                      “Specialty Television Contracts” shall mean the following Contracts to which CW Media or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of any Group other than the STV Group to the STV Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of any Group other than the STV Group, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i)           any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the STV Group;

(ii)           any Contract that relates primarily to the Specialty Television Business;

(iii)           any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the STV Group;

(iv)           any guarantee, indemnity, representation or warranty of or in favour of any member of the STV Group; and

(v)           the Contracts listed on Schedule 1.1(136).

(137)                      “Specialty Television Liabilities” shall mean:

(i)           any and all Liabilities, including Liabilities for Taxes, that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(137)(i) or Schedule 2.11 hereto) as Liabilities to be Assumed by any member of the STV Group, and all obligations and Liabilities expressly Assumed by any member of the STV Group under this Agreement or any of the Ancillary Agreements;

(ii)           any and all Liabilities, including Liabilities for Taxes, that relate or related primarily to:

(a)           the operation or conduct of the Specialty Television Business (including the use of any and all Trademarks in association with the operating or conduct of the Specialty Television Business), as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative with respect to the Specialty Television Business and guarantees or indemnities of or in favour of the STV Business or a member of the STV Group);

(b)           the operation or conduct of any business conducted by any member of the STV Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative with respect to the Specialty Television Business); or

(c)           any STV Employee or any Former STV Employee (other than a Corresponding Employee or a Corresponding Former Employee of a Group other than the STV Group) in respect of the period prior to, on or after the Effective Time;

(iii)           any and all Liabilities of the Corporate Division that either (x) are or were more related to the Specialty Television Business than any other

Business, or (y) for which the Specialty Television Business has or had principal use or responsibility;

(iv)           any Liabilities relating to, arising out of or resulting from any indebtedness (including debt securities and asset-backed debt) of any member of the STV Group or indebtedness (regardless of the issuer of such indebtedness) primarily relating to the Specialty Television Business or any indebtedness (regardless of the issuer of such indebtedness) secured primarily by any of the Specialty Television Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(v)           those Separation Expenses allocated to the STV Group in accordance with Schedule 1.1(123);

(vi)           50% of the Residual Liabilities;

(vii)           those Corporate Retention and Severance Liabilities and Executive Retention and Severance Liabilities allocated to the STV Group in accordance with Schedule 1.1(123);

(viii)                      all Liabilities of CW Media or any of its Subsidiaries (which Subsidiaries were Subsidiaries of CW Media immediately prior to the commencement of the Plan of Separation) relating to, arising out of or resulting from any Action with respect to the Plan of Separation made or brought by any third party against any Party or any member of any Party’s respective Group (which, for the avoidance of doubt, excludes any Action by a Party or member of such Party’s Group, on the one hand, against another Party or member of such other Party’s Group, on the other hand) and primarily relating to the Specialty Television Business;

(ix)           all Liabilities arising under or relating to any Specialty Television Contracts; and

(x)           all Liabilities for Taxes that are classified as and deemed to be Specialty Television Liabilities in Schedule 2.11.

Notwithstanding anything to the contrary herein, the Specialty Television Liabilities shall not include:

(x)
any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of any Group other than the STV Group or for which any such Group is liable pursuant to this Agreement or such Ancillary Agreement; and

(y)	any Contracts expressly Assumed by any member of any Group other than the STV Group under this Agreement or any of the Ancillary Agreements.

(138)	“Specialty Television Transfer” shall have the meaning set forth in Section 2.2(a)(i).

(139)                      “STV” shall have the meaning set forth in the preamble.

(140)                      “STV Employee” shall mean an active employee or an employee on vacation or on a leave of absence (including under the Canada Labour Code, the Employment Standards Act (Ontario) or other applicable legislation) who is employed by, is to be employed effective immediately after the Effective Time (regardless of whether such employee accepts employment) by or will be employed by STV or any member of the STV Group or otherwise primarily provides or provided services for the Specialty Television Business, including those employees of the Predecessor and its Subsidiaries listed in Schedule 1.1(140).  For the avoidance of doubt, STV Employee shall include, during the term of the Transition Services Agreement, the employees listed in Exhibit B to the Transition Services Agreement and shall include such employees who, as of the Closing Date, are receiving short-term or long-term disability benefits or workers’ compensation benefits and, unless otherwise specified herein, any Former STV Employees.

(141)                      “STV Group” shall mean STV together with each Person that is a Subsidiary of STV after the Effective Time, and shall include those entities identified as such on Schedule 1.1(141).

(142)                      “Steps Memo” shall have the meaning set forth in the recitals.

(143)                      “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(144)                      “Taxes” shall mean all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity or payable under any Laws, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as gross receipts, capital, alternative, net worth, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, Income Taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance, workers’ compensation and Canada, Québec and other government pension plan premiums or contributions.

(145)                      “Tax Contest” shall mean any proceeding, investigation, audit, reassessment, objection, appeal or claim now pending, threatened or which may arise in the future in connection with Taxes that are disputed by the taxpayer and which may result in a Liability.

(146)                      “Tax Return” shall mean all returns, reports, declarations, elections, notices, filings, forms,  information returns, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed in respect of Taxes.

(147)                      “Tax Step-Up” means the increase in the cost of non-depreciable capital property under paragraphs 88(1)(c) and (d) of the Income Tax Act (Canada) available to AcquireCo and its successors on (i) the amalgamation referred to in Step 120 in the Steps Memo (in respect of non-depreciable capital property owned by the Predecessor), (ii) the amalgamation referred to in Step 129 in the Steps Memo (in respect of non-depreciable capital property owned by Alliance Atlantis Productions Ltd.) or (iii) on the amalgamation referred to in Step 134 in the Steps Memo (in respect of non-depreciable capital property owned by Alliance Atlantis Broadcasting Inc.).

(148)                      “Third-Party Claim” shall have the meaning set forth in Section 6.3(b).

(149)                      “Third-Party Proceeds” shall have the meaning set forth in Section 6.7(a).

(150)                      “Trademarks” shall mean all Canadian, U.S. and foreign trade-marks or service marks (whether or not registered), corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(151)                      “Transfer” shall have the meaning set forth in Section 2.2(a)(i).

(152)                      “Transition Date” shall have the meaning set forth in Section 5.3(a).

(153)                      “Transition Services Agreement” means the transition services agreement dated as of the date of this Agreement between CW Media, certain members of the Movie Group and certain other parties.

(154)                      “Unallocated Expenses” means those fees, costs and expenses designated as Unallocated Expenses in accordance with Schedule 1.1(123).

(155)                      “2007 Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 4.3(a).

Section 1.2.                                References; Interpretation.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

Section 1.3.                                Schedules and Exhibits.  The schedules and exhibits to this Agreement, listed below, are an integral part of this Agreement:

Schedule	Description
1	Additional Parties
1.1(11)	Ancillary Agreements
1.1(23)	Continuing Arrangements
1.1(29)	Corporate Retention and Severance Liabilities
1.1(49)(v)	Entertainment Assets
1.1(51)	Entertainment Contracts
1.1(52)	Entertainment Employees
1.1(53)	Entertainment Entities
1.1(54)(i)	Entertainment Liabilities
1.1(55)	Executive Retention and Severance Liabilities
1.1(78)(v)	International Assets
1.1(80)(v)	International Contracts
1.1(81)(i)	International Liabilities
1.1(82)	International Employees
1.1(83)	International Entities
1.1(89)(v)	Movie Distribution Assets
1.1(91)	Movie Contracts
1.1(92)(i)	Movie Liabilities
1.1(93)	Movie Employees
1.1(94)	Movie Entities
1.1(106)(v)	Production Assets
1.1(108)	Production Contracts
1.1(109)	Production Employees
1.1(110)	Production Entities
1.1(111)(i)	Production Liabilities

1.1(113)(v)	Propinquity Assets
1.1(115)	Propinquity Contracts
1.1(116)	Propinquity Employees
1.1(117)	Propinquity Entities
1.1(118)(i)	Propinquity Liabilities
1.1(120)(i)	Residual Liabilities
1.1(123)	Separation Expenses
1.1(128)	Shelter Entities
1.1(132)	Shelter Contracts and Liabilities
1.1(134)(v)	Specialty Television Assets
1.1(136)	Specialty Television Contracts
1.1(137)(i)	Specialty Television Liabilities
1.1(140)	Specialty Television Employees
1.1(141)	Specialty Television Entities
2.5	Terminated Inter-Corporate Contracts and Arrangements
2.11	Allocation of Tax Liabilities
5.1(b)	AA Plans
5.1(c)	Movie and Entertainment Plans

Exhibit	Description
A	Steps Memo dated August 15, 2007

ARTICLE II

THE SEPARATION

Section 2.1.                                General.  Subject to the terms and conditions of this Agreement, the Parties shall consummate, and shall cause their respective Affiliates to consummate, the transactions contemplated hereby and by the Ancillary Agreements.  It is the intent of the Parties that after consummation of the transactions contemplated hereby and by the Ancillary Agreements in the order contemplated by and otherwise in accordance with the Steps Memo, subject to Section 2.6, members of each Group will conduct such Group’s Corresponding Business, own or hold all of CW Media’s and its Subsidiaries’ right, title and interest in and to such Group’s Corresponding Assets and Assume directly or indirectly (or retain) such Group’s Corresponding Liabilities.

Section 2.2.                                Transfer of Assets.

(a)           On or prior to the Effective Time and to the extent not already completed, the Parties shall (and shall cause their respective Affiliates to) take all actions necessary or advisable to (i) effect the transactions set forth in steps 135 to 161 of the Steps Memo and (ii) enter into the associated applicable Ancillary Agreements listed under the heading “Post-Restructuring Agreements” on the Closing Agenda and consummate the transactions contemplated thereby (but, for the avoidance of doubt, shall not oblige STV to exercise any of the put rights referred to in step 138 and steps 161.1 to 161.4 of the Steps Memo).  In particular, and without limiting the foregoing:

(i)           CW Media shall directly or indirectly transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”) to CW Media or a member of the STV Group that is a Subsidiary of CW Media all of CW Media’s and its Subsidiaries’ right, title and interest in and to the Specialty Television Assets to the extent not already held by a member of the STV Group (the “Specialty Television Transfer”).  The Specialty Television Transfer may be made in a single Transfer or a series of Transfers, provided that following such Transfer or series of Transfers, CW Media directly or indirectly owns all of the Specialty Television Assets.

(ii)           CW Media shall directly or indirectly Transfer to CanCo all of CW Media’s and its Subsidiaries’ right, title and interest in and to the Corresponding Assets of each Group other than the STV Group and the Shelter Group to the extent not already held by a member of a Group (other than the STV Group and the Shelter Group), in accordance with, and for the consideration provided for under (including assumption of certain Liabilities), the applicable Ancillary Agreements listed under the heading “Post-Restructuring Agreements — Intermediate Transfers” on the Closing Agenda (the “Intermediate Transfers”).  The Intermediate Transfers may be made in a single Transfer or a series of Transfers that reaches the same result.

(iii)           Following the Intermediate Transfers, CanCo shall directly or indirectly Transfer to each Group, other than the STV Group and the Shelter Group, all of CanCo’s and its Subsidiaries’ right, title and interest in and to the Corresponding Assets of such Group to the extent not already held by a member of a Group (other than the STV Group and the Shelter Group), in accordance with, and for the consideration provided for under (including assumption of certain Liabilities), the applicable Ancillary Agreements listed under the heading “Post-Restructuring Agreements —

Separation Transfers” on the Closing Agenda (together with the Intermediate Transfers, the “Separation Transfers”).  The Separation Transfers may be made in a single Transfer or a series of Transfers that reaches the same result.

(iv)           CW Media shall, directly or indirectly, Transfer to ShelterCo all of CW Media’s and its Subsidiaries’ right, title and interest in and to the Sheltered Assets to the extent not already held by a member of the Shelter Group (the “Shelter Transfer”).  The Shelter Transfer may be made in a single Transfer or a series of Transfers, provided that following such Transfer or series of Transfers, ShelterCo directly or indirectly owns all of the Sheltered Assets.

(b)           Unless otherwise agreed to by the Parties or as otherwise set forth in an Ancillary Agreement, each Party shall be entitled to designate the Business Entity within such Party’s respective Group to which any Assets are to be Transferred pursuant to this Section 2.2 or Section 2.6.

(c)           Treatment of Shared Contracts.  Without limiting the generality of the obligations set forth in Sections 2.2(a) and 2.2(b):

(i)           Unless the Parties otherwise agree or the benefits of any Contract described in Section 2.2(c)(i) are expressly conveyed to the applicable Party (or its Group) pursuant to an Ancillary Agreement, (A) any Contract at least one of the parties to which is a third party (that is, other than the Predecessor or any of its Subsidiaries) that is a Corresponding Asset of a Group but inures in part to the benefit or burden of any member of any other Group, as the case may be, (each, a “Shared Contract”), shall be assigned in part to the applicable member(s) of the applicable Groups, if so assignable and to be assigned as provided in Section 2.2(a), or appropriately amended so that each of the Parties or the members of their respective Groups shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their Corresponding Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled), (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of each Group to receive the benefit of that portion of each Shared Contract that relates to the Corresponding Business of such

Group, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.2  and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to Section 2.3 and (z) no such assignment or amendment shall be undertaken if such assignment or amendment could adversely affect the Tax Step-Up.

(ii)           Each of the Parties shall, and shall cause the members of its Group to, (A) treat for purposes of all Taxes the portion of each Shared Contract inuring to its Corresponding Business as Assets owned by, and/or Liabilities of, as applicable, such Party or such members of its Group, as applicable, not later than the Effective Time and (B) neither report nor take any position with respect to Taxes (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Taxes).

Nothing in this Section 2.2(c) shall require any member of any Group to make any material payment (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any assignment, amendment or other transaction contemplated by this Section 2.2(c).

Section 2.3.                                Assumption and Satisfaction of Liabilities; Litigation.

(a)           Except as otherwise expressly set forth in any Ancillary Agreement, from and after the Effective Time, to the extent not already completed, each Party shall, or shall cause a member of its respective Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”) all of its Corresponding Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined and (D) regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of any Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)           If any New Entity that is not assigned the responsibility for assuming and controlling the defense of an Action pursuant to the Schedules to this Agreement but has Liability or indemnification obligations arising out of such Action, (i) such New Entity shall have the right to employ separate counsel and to participate in the defense, compromise, or settlement thereof, at its own expense; (ii) in any event, such New Entity shall cooperate with the defending party in such defense and make available to the defending party all witnesses, pertinent Information, materials and information in such New Entity’s possession or under such New Entity’s control relating thereto as are reasonably required by the defending party; and (iii)

neither the defending party nor such New Entity may settle, compromise or consent to entry of any judgment with respect to such Action without the consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 2.4.                                Intercompany Accounts and Arrangements.

(a)           Subject to the terms of the Ancillary Agreements, all intercompany receivables, payables, loans and accounts, if any, between any member of one Group, on the one hand, and any member of another Group, on the other hand:

(i)           which exist and are reflected in the accounting records of the relevant Parties as of the Effective Time and which were generated in the ordinary course of business consistent with past practice after June 30, 2007, shall remain outstanding and be settled in the ordinary course in accordance with the terms applicable thereto; and

(ii)           which exist at the Effective Time, other than those described in clause (i) of this Section 2.4(a), and that are not settled as part of the transactions described or referred to in the Steps Memo, if any, shall be forgiven.

(b)           As between any two Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by any Party (or member of its Group) that relate to a Corresponding Business, a Corresponding Asset  or a Corresponding Liability of another Party (or member of its Group) shall be held by such Party in trust for the use and benefit of the Party (or member of its Group) entitled thereto (at the expense of the Party or member of its Group entitled thereto) and, promptly upon receipt by such Party (or member of its Group) of any such payment or reimbursement, such Party shall pay (or cause the applicable member of its Group to pay) over to the applicable Party (or member of its Group) the amount of such payment or reimbursement.

Section 2.5.                                Limitation of Liability.

(a)           No Party (or member of its Group) shall have any Liability to any other Party (or member of its Group) arising from or relating to any inaccuracy in any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based upon an estimate or forecast.

(b)           Subject to Section 2.5(c), no Party (or member of its Group) shall be liable to any other Party (or member of its Group) based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Effective Time between a Party (or a member of its Group) and any other Party or Parties (or members of their Group or Groups) and each Party (or member of its Group) hereby terminates any and all Contracts, arrangements, course of dealings or understandings between or among it and any other Party (or member of its Group) effective as of the Effective Time, including the Contracts set forth on Schedule 2.5, and any Liability thereunder, whether or not in writing, is hereby irrevocably cancelled, released and waived.  No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.

(c)           The provisions of Section 2.5(b) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i)           this Agreement (including intercompany receivables, payables loans and accounts, which shall be dealt with in accordance with Section 2.4), any Ancillary Agreement, any Continuing Arrangements or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation;

(ii)           any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Corresponding Assets or Corresponding Liabilities of any Group, such Contracts shall be assigned or retained pursuant to Article II); and

(iii)           any agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary of AcquireCo or any New Entity is a party.

Section 2.6.                                Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a)           To the extent that any Transfers contemplated by this Article II shall not have been consummated on or prior to the Effective Time, the Parties shall cooperate to effect such Transfers as promptly following the Effective Time as shall be practicable, provided that no such Transfer shall be made if such Transfer could adversely affect the Tax Step-Up.  Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals and to satisfy any necessary conditions for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II.  In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining or a member of whose Group has retained such Asset shall thereafter hold or cause to be held such Asset for the use and benefit of the Party or the member of its Group entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended or the member of whose Group is intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party or the member of its Group retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability.  In addition, the Party or the member of its Group retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat or cause to be treated such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party or the member of its Group to which such Asset is to be Transferred or by the Party or the member of its Group Assuming such Liability (at the expense of the requesting Party) in order to place such Party or the member of its Group, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the Group entitled to the receipt of such Asset or required to Assume such Liability.  In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party and its Group shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party and its Group is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b)           If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement, provided that no such Transfer shall be made if such Transfer could adversely affect the Tax Step-Up.

(c)           If any Party or any member of its Group owns any Asset that was owned by (or was obtained by such Party or any member of its Group pursuant to a right owned by) CW Media or its Subsidiaries immediately prior to the Effective Time, that, although not Transferred pursuant to this Agreement, is agreed by the owner of such Asset and another Party or a member of its Group in their reasonable, good faith judgment to be an Asset that more properly belongs to the other Party’s Group, or an Asset that is necessary for the operation of the Corresponding Business of such Group, as each was operated prior to the Effective Time, then the owner of such Asset shall, as applicable, (i) Transfer any such Asset to the Party or a member of its Group identified as the appropriate transferee and following such Transfer, such Asset shall be a Corresponding Asset of the transferee’s Group, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities, provided that no action referred to in clause (i) or (ii) of this Section 2.6(c) shall be taken if such action could adversely affect the Tax Step-Up.

(d)           After the Effective Time, each Party and its Group may receive mail, packages and other communications properly belonging to another Party or its Group.  Accordingly, at all times after the Effective Time, each Party authorizes the other applicable Party and its Group to receive and open all mail, packages and other communications received by such other Party or its Group and not unambiguously intended for such Party, any member of such Party’s Group or any of their officers or directors, and to the extent that they do not relate to the business of the receiving Party or its Group, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 10.5.  The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party or its Group to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(e)           Each Party shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party or members of its Group entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owed by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Taxes).

Section 2.7.                                Conveyancing and Assumption Instruments.  In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, to the extent any such Transfer or Assumption is not reflected in or provided for under an Ancillary Agreement listed on Schedule 1.9, the Parties shall execute or cause to be executed, by the appropriate entities, Conveyancing and Assumption Instruments as and when necessary to evidence the valid and effective Assumption by the applicable Party or the applicable member of its Group of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets, in substantially the form contemplated hereby for Transfers and Assumptions to be effected pursuant to Ontario Laws or the Laws of such other jurisdiction as are appropriate for a given Transfer, in such other form as the Parties shall reasonably agree, including the Transfer of real property with deeds as may be appropriate, provided that no such action shall be taken if such action could adversely affect the Tax Step-Up.  The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in the relevant jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8.                                Further Assurances.

(a)           In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and will cause their respective Subsidiaries and other Group members to use) commercially reasonable efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, provided that no such action shall be taken or thing done if such action or thing could adversely affect the Tax Step-Up.

(b)           Without limiting the foregoing, and subject to Section 2.6, on and after the Effective Time, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all Contracts, indentures and other instruments, including instruments of Transfer, and to make all filings with Governmental Entities, and to obtain all Consents and/or Governmental Approvals, and any required permits or licenses, and to take all such other actions as such Party may reasonably be requested to take by any other Party or member of its Group from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party or member of its Group good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.  Notwithstanding the provisions of this Section 2.8(b), no action shall be taken or thing done if such action or thing could adversely affect the Tax Step-Up.

Section 2.9.                                Novation of Liabilities.

(a)           Each Party, at the request of another Party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other obligations or Liabilities for which a member of such Party’s Group and a member of another Party’s Group are jointly or severally liable and that do not constitute Liabilities of such requesting Party as provided in this Agreement (such requesting Party, the “Non-Liable Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the Non-Liable Party).

(b)           If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Non-Liable Party or a member of such Non-Liable Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Non-Liable Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party who, or whose Group member, was intended to Assume or retain such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, directly pay, perform and discharge fully all the obligations or other Liabilities of such Non-Liable Party or member of such Non-Liable Party’s Group thereunder from and after the Effective Time.  The Liable Party shall indemnify (in accordance with the provisions of Article VI) each Non-Liable Party and each member of such Non-Liable Party’s Group and hold each of them harmless against any Liabilities (other than Liabilities of such Non-Liable Party or such Non-Liable Party’s Group) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify any Non-Liable Party or any member of such Non-Liable Party’s Group with respect to any matter to the extent caused by any knowing violation of Law, fraud or misrepresentation in connection therewith in which such Non-Liable Party or any member of such Non-Liable Party’s Group has engaged.  The Non-Liable Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party or any member of such Liable Party’s Group (unless any such consideration is an Asset of such Non-Liable Party pursuant to this Agreement).  If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Non-Liable Party shall promptly Transfer or cause to be Transferred all rights, obligations and other Liabilities thereunder of any member of such Non-Liable Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities, provided that no such Transfer shall be made if such Transfer could adversely affect the Tax Step-Up.

Section 2.10.                                Guarantees; Letters of Credit.

(a)           As soon as reasonably practicable after the Effective Time, each Party shall (with the reasonable cooperation of the other applicable Parties) use its commercially reasonable efforts (which shall include offering to provide equivalent guarantees, indemnities or letters of credit) to have any member of any Group other than such Party’s Group removed as guarantor or indemnitor of or obligor for (or provide for a replacement letter of credit with respect to existing letters of credit) any Corresponding Liability of such Party’s Group, including in respect of those guarantees, indemnities and letters of credit set forth on Schedule 2.10(a)(i), to the extent that they relate primarily to Corresponding Liabilities of such Party’s Group.

(b)           To the extent required to obtain a release from a guaranty or indemnity (a “Guaranty Release”) of any Party or a member of such Party’s Group, the other Parties (and the members of their respective Groups) in respect of which such guaranty or indemnity is or relates primarily to a Corresponding Liability shall execute a guaranty or indemnity agreement in the form of the existing guaranty or indemnity, except to the extent that such existing guaranty or indemnity contains representations, covenants or other terms or provisions either (A) with which such other Parties, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)           If any Party is unable to obtain, or to cause to be obtained, any such required removal or replacement as set forth in clauses (a) and (b) of this Section 2.10, (i) the Party which is (or whose Group member is) the relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each Party agrees not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which another Party or a member of such other Party’s Group is or may be liable unless all obligations of such other Party and the other members of such other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and such Party wishes to extend the term of such guaranteed lease, then such Party shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Section 2.11.                                Tax Liabilities .

(a)           The Parties agree to allocate Liabilities related to Taxes in the manner set forth in Schedule 2.11.  If there is any inconsistency between the provisions of Schedule 2.11 and the provisions of the rest of this Agreement or any Ancillary Agreement with respect to matters related to Taxes, Schedule 2.11 shall control.

(b)           With respect to any Tax Return filed by any member of a Group (the “Filing Group" after the Closing Date that reflects or reports transactions or events that give rise to Liabilities for Taxes that the Filing Group intends to claim are Liabilities for Taxes for which another Group (the “Responsible Group”) is responsible hereunder, the position taken in such Tax Return with respect to such Liability will be determined in consultation with the Responsible Group and the Tax Return shall be presented to such Group for review and comment at least 30 days in advance of the date on which it intends to file the Tax Return or such lesser number of days as is practical in the circumstances.  If the Responsible Group objects to the position proposed to be taken by the Filing Group, then such parties will negotiate in good faith to determine the position to be taken; provided, however that if the Responsible Group provides an opinion of Tax counsel (nationally recognized in the relevant jurisdiction) to the effect that there is a reasonable basis for such position in law or administrative practice, then such position shall be taken in the Tax Return provided that such filing position is not prejudicial to other tax filing positions taken by the Filing Group.  If the Filing Group agrees to amend its proposed filing position, the Responsible Group shall acknowledge it is responsible for Liabilities for Taxes arising from such amended position. Except as provided herein, all other Tax Returns shall be prepared solely by the party liable for the filing of such Tax Return by applicable law.  Failure to comply with the provisions of this Section 2.11(b) shall not relieve the Responsible Group for Liability for Taxes for which it is responsible.

(c)           Anything in this Agreement to the contrary notwithstanding, where any refund of Taxes would be a Corresponding Asset of a Group (the “Claiming Group”), such Group shall have the right to initiate any claim for a refund of such Taxes.  The Group that would otherwise receive the refund (the “Other Group”) shall reasonably co-operate in all respects in such application including filing amended Tax Returns, provided that such application does not prejudice the tax position of the Other Group.  The Claiming Group shall reimburse the Other Group for any reasonable costs or expenses incurred by the Other Group in providing such co-operation.

(d)           Canco and its subsidiaries will make US tax elections, including under Section 338 and 7701 of the Internal Revenue Code of 1986, as amended, with respect to the acquisition of the Predecessor as directed by Entertainment provided that such elections do not have an adverse effect on CW Investments Co. or its subsidiaries.

Section 2.12.                                Disclaimer of Representations and Warranties.  EACH OF THE PARTIES (ON BEHALF OF ITSELF AND EACH MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

Section 2.13.                                Effectiveness of Transfers.  The Specialty Television Transfer, the Intermediate Transfers, the Separation Transfers and the Shelter Transfer shall be deemed to occur in the order specified in the Steps Memo.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE TRANSFERS

Section 3.1.                                Resignations.  After the effective time of the Plan of Arrangement, the Parties shall take all necessary steps to cause all of the employees of CW Media and any employees of its Affiliates to resign, effective as of the Closing Date, from all positions as officers or directors of any member of each Group in which they serve (excluding any Corresponding Employees of such Group) and such employees will be replaced as of the Closing Date with officers and directors designated by the members of such Group.

Section 3.2.                                Ancillary Agreements.  On or prior to the Effective Time, each of the Parties shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements to which each is a party and any other Contracts reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

ARTICLE IV

CERTAIN COVENANTS

Section 4.1.                                No Solicit.  For and during the twenty-four (24) month period following the Effective Time, none of the New Entities nor any member of their respective Groups (or any director, officer, employee, agent or other representative of any such person acting on behalf of such person) will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any Restricted Person (as defined below) of any other Party’s respective Group to leave his or her employment; provided, however, that nothing in this Section 4.1 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party; provided, that the applicable Party shall not encourage or advise such firm to approach any such employee.  “Restricted Person” means any person employed by any Party or any of its Subsidiaries (or any other member of its Group) as of the Effective Time.

Section 4.2.                                Corporate Names and Other Parties’ Trademarks.  Except as otherwise specifically provided for in Section 4.2(b) or Section 4.2(c) or as otherwise permitted under any Ancillary Agreement:

(a)           Subject to Section 4.2(b), as soon as a Party ceases to be an Affiliate of any other Party, such Party and the members of its Group shall cease to (i) make any use of any Trademarks that consist of or include (A) the Trademarks of such other Party or its Group or (B)

any Trademarks related primarily thereto including any Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Party and members of the other Party’s Group, the “Other Party Marks”), and (ii) hold themselves out as having any affiliation with any such other Party or members of its Group (except as permitted pursuant to the terms of any Continuing Arrangement).

(b)           As soon as reasonably practicable after a Party ceases to be an Affiliate of any other Party, but in any event within six (6) months thereafter, such Party and the members of its Group shall cease to make any use of any corporate names or trade names that consist of or include the Other Party Marks.  Any use by any of the Parties or any of their Subsidiaries or Affiliates of any of the Other Party Marks as permitted in this Section 4.2 is subject to their compliance with the quality control requirements and guidelines in effect for the Other Party Marks as of the Effective Time.

(c)           Notwithstanding the foregoing requirements of Section 4.2(b), if any Party or any member of a Party’s Group exercised good faith efforts to comply with Section 4.2(b) but is unable, due to regulatory or other circumstance beyond its control, to effect a corporate name change or to cancel a trade name in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s corporate name or trade name, then the relevant Party or its Group member will not be deemed to be in breach hereof if it continues to exercise good faith efforts to effectuate such name change or name cancellation and does effectuate such name change or name cancellation within nine (9) months after ceasing to be an Affiliate of the owner of such Other Party Mark, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s corporate name or trade name which includes references to “Alliance Atlantis” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s corporate name or trade name can be changed to remove and eliminate such references or cancelled as the case may be.

Section 4.3.                                Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.  Each Party agrees that for one year following the Effective Time (and with the consent of the other applicable Party, which consent shall not be unreasonably withheld, conditioned or delayed, during any period of time after such one year period reasonably requested by such requesting Party so long as there is a reasonable business purpose for such request) and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for the year ended December 31, 2007, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required, in each case made as of December 31, 2007; provided, that in the event that any Party changes its auditors within two (2) years of the Effective Time, then such Party may request reasonable access on the terms set forth in this Section 4.4 for a period of up to ninety (90) days from such change; provided, further, that, notwithstanding the foregoing, access of the type described in this Section 4.4 shall be afforded by and to each of the Parties hereto (from time to time following the Effective Time), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity:

(a)           Annual Financial Statements.  Each Party shall provide or provide access to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for the assessment of the disclosure controls and procedures, internal control over financial reporting and auditing standards as such other Party reasonably requires to comply with applicable Canadian and United States securities disclosure laws (the “2007 Internal Control Audit and Management Assessments”).  Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the 2007 Internal Control Audit and Management Assessments, if required.

(b)           Access to Personnel and Records.  Each Party shall authorize its respective auditors to make reasonably available to each other Party’s auditors both the personnel who performed or are performing the annual audits of such audited Party and work papers related to the annual audits of such audited Party, in all cases within a reasonable time prior to such audited Party’s auditors’ opinion date, so that the other Parties’ auditors are able to perform the procedures that they reasonably consider necessary to take responsibility for the work of such audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements.  Each such audited Party shall make reasonably available to such other Parties’ auditors and management its personnel and Records in a reasonable time prior to such other Parties’ auditors’ opinion date and other Parties’ management’s assessment date so that such other Parties’ auditors and other Parties’ management are able to perform the procedures they reasonably require to conduct the 2007 Internal Control Audit and Management Assessments.

Section 4.4.                                Administration of Separation Expenses.  Each New Entity shall be jointly responsible for administering and managing matters relating to the payment of the Separation Expenses to the extent that such New Entity or any member of its Group is responsible under this Agreement for the payment or satisfaction of such Separation Expenses, and any decisions with respect to such administration or management shall require the consent of each such New Entity to the extent that they affect such New Entity or any member of its Group.

Section 4.5.                                Cooperation.  From the Effective Time until 180 days thereafter, the Parties shall, and shall cause each of their respective Affiliates and employees to (i) provide reasonable cooperation and assistance to each other Party in connection with the completion of the Plan of Separation, (ii) provide knowledge transfer regarding its applicable Business or the historical business of the Predecessor and its Subsidiaries and (iii) assist each Party in the orderly and efficient transition in becoming an independent company, in each case at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of the cooperating and assisting Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any cooperating and assisting Party, if applicable.  The cooperation and assistance provided for in this Section 4.5 shall not be required to the extent that such cooperation and assistance would result in an undue burden on the cooperating and assisting Party or would unreasonably interfere with any of its employees’ normal functions and duties.  In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available those employees with particular knowledge of any function or service of which another Party was not allocated the employees involved in such function or service in connection with the Plan of Separation (including, employee benefits functions, risk management, etc.).

Section 4.6.                                Tax Step-Up.  After the Effective Time, each Party covenants and agrees that it and each of its Affiliates shall not take any action or enter into any transaction if the taking of such action or the entering into of such transaction would preclude the application of the Tax Step-Up to any non-depreciable capital property of the Predecessor, Alliance Atlantis Broadcasting Inc. or Alliance Atlantis Productions Ltd.

ARTICLE V

EMPLOYEE MATTERS

Section 5.1.                                General.

(a)           Employment Liabilities.  Without limiting the generality of any other provisions of this Agreement, as of the Effective Time, except as expressly provided in this Agreement and the Transition Services Agreement, each New Entity shall Assume or retain and hereby agrees to pay, perform, fulfill and discharge, in due course in full all Liabilities with respect to the employment or termination of employment of all of its Corresponding Employees and their respective dependents and beneficiaries.

(b)           AA Plans.  Except as otherwise provided in this Article V, Movie, International, Entertainment, Production, Propinquity and ShelterCo shall not Assume any obligations under or Liabilities with respect to, and they shall not receive any right or interest in the Assets of, any of the Plans which are sponsored or maintained by CW Media and STV or their Affiliates (excluding Movie, Entertainment, International, Production, Propinquity and ShelterCo and their respective Subsidiaries), including the Plans set forth on Schedule 5.1(b) (“AA Plans”) other than the Movie and Entertainment Plans.  Each of CW Media and STV shall assume or retain, or cause their respective Subsidiaries to assume or retain, as the case may be, sponsorship of, and all obligations with respect to, each AA Plan.  Notwithstanding the foregoing provisions of this Section 5.1(b), (i) if there are any Liabilities relating to Entertainment Employees (or their eligible spouses, beneficiaries and dependants) in respect of their participation in or entitlement under an AA Plan which are in addition to or in excess of the Assets held by CW Media or STV in respect of such Persons under an AA Plan, Entertainment shall Assume all such Liabilities; (ii) if there are any Liabilities relating to International Employees (or their eligible spouses, beneficiaries and dependants) in respect of their participation in or entitlement under an AA Plan which are in addition to or in excess of the Assets held by CW Media or STV in respect of such Persons under an AA Plan, International shall Assume all such Liabilities; (iii) if there are any Liabilities relating to Movie Employees (or their eligible spouses, beneficiaries and dependants) in respect of their participation in or entitlement under an AA Plan which are in addition to or in excess of the Assets held by CW Media or STV in respect of such Persons under an AA Plan, Movie shall Assume all such Liabilities; (iv) if there are any Liabilities relating to Production Employees (or their eligible spouses, beneficiaries and dependants) in respect of their participation in or entitlement under an AA Plan which are in addition to or in excess of the Assets held by CW Media or STV in respect of such Persons under an AA Plan, Production shall Assume all such Liabilities; and (v) if there are any Liabilities relating to Propinquity Employees (or their eligible spouses, beneficiaries and dependants) in respect of their participation in or entitlement under an AA Plan which are in addition to or in excess of the Assets held by CW Media or STV in respect of such Persons under an AA Plan, Propinquity shall Assume all such Liabilities.

(c)           Movie and Entertainment Plans.  CW Media and the STV Group shall not Assume or retain any obligations under or Liabilities with respect to, and they shall not receive any right or interest in the Assets of, any of the Plans which are sponsored or maintained primarily for Movie Employees, Production Employees, Propinquity Employees, International Employees or Entertainment Employees (“Movie and Entertainment Plans”, including the Plans set forth on Schedule 5.1(c)).  Each of Movie, Entertainment, Production, Propinquity and International shall Assume or retain, or cause their respective Subsidiaries to Assume or retain, as the case may be, sponsorship of, and all obligations with respect to, each Movie and Entertainment Plan.  Notwithstanding the foregoing provisions of this Section 5.1(c), if there are any Liabilities relating to STV Employees (or their eligible spouses, beneficiaries and dependants) in respect of their participation in or entitlement under a Movie and Entertainment Plan which are in addition to or in excess of the Assets held by Movie, Entertainment, International, Production and Propinquity in respect of such Persons under a Movie and Entertainment Plan, STV shall Assume or retain such Liabilities.

(d)           Participation in AA Plans.  All Movie Employees, Entertainment Employees, Production Employees, Propinquity Employees and International Employees (and their eligible spouses, beneficiaries and dependents) will cease, effective as of the Effective Time, to actively participate in and accrue benefits under each of the AA Plans.  CW Media and STV and their respective Subsidiaries shall take all necessary actions to effect such cessation of active participation of Movie Employees, Entertainment Employees, Production Employees, Propinquity Employees and International Employees (and their eligible spouses, beneficiaries and dependents) under the AA Plans.

(e)           Participation in Movie and Entertainment Plans.  All STV Employees (and their eligible spouses, beneficiaries and dependents) will cease, effective as of the Effective Time, to actively participate in and accrue benefits under each of the Movie and Entertainment Plans.  Entertainment, International, Movie, Production and Propinquity and their respective Subsidiaries shall take all necessary actions to effect such cessation of active participation of STV Employees (and their eligible spouses, beneficiaries and dependents) under the Movie and Entertainment Plans.

Section 5.2.                                Savings Plans.

(a)           DPSPs.  Effective as at the Effective Time, each New Entity shall establish or cause to be established a DPSP for its Corresponding Employees who participated in the AA DPSP prior to the Effective Time (each, a “Corresponding DPSP”) and Corresponding Employees shall cease to actively participate in and accrue benefits under the AA DPSP.  As soon as practicable after the Effective Time, CW Media shall cause the individual account balances of Corresponding Employees held under the AA DPSP to be transferred from the AA DPSP to the applicable Corresponding DPSP.  Each New Entity shall provide the same investment options under the Corresponding DPSP as the options offered under the AA DPSP immediately prior to the Effective Time.  The individual account balances of Corresponding Employees held under the AA DPSP shall be transferred in-kind from the AA DPSP to the Corresponding DPSP, unless otherwise agreed by CW Media and the Corresponding Business.  Upon such transfer, the relevant New Entity, the relevant Corresponding Business and the relevant Corresponding DPSP shall Assume all Liabilities with respect to all amounts transferred from the AA DPSP to such Corresponding DPSP in respect of the relevant Corresponding Employees and each of CW Media, its Affiliates (for the avoidance of doubt, other than such Corresponding Business) and the AA DPSP shall be relieved of all such Liabilities.

(b)           Group RRSPs.  Effective as at the Effective Time, each New Entity shall assume or cause to be assumed sponsorship of the portion of the AA Group RRSP that relates to its Corresponding Employees (each such portion a  “Corresponding Group RRSP”; the Corresponding DPSP and Corresponding Group RRSP established by each New Entity shall be referred to as the “Corresponding Savings Plan” in respect of such New Entity and its Group).  More specifically, at the Effective Time CW Media shall resign as agent of the Corresponding Employees of each of the New Entities and its Group under the AA Group RRSP and each New Entity and its Corresponding Business shall takes all steps necessary to be appointed as the agent of its Corresponding Employees under its Corresponding Group RRSP as at the Effective Time.  Upon such assumption of sponsorship, each New Entity and its Corresponding Business and its Corresponding Group RRSP shall Assume all Liabilities with respect to all amounts transferred from the AA Group RRSP to such Corresponding Group RRSP in respect of the Corresponding Employees of such New Entity and its Group and each of CW Media, its Affiliates (for the avoidance of doubt, other than such Corresponding Business) and the AA Group RRSP shall be relieved of all such Liabilities.

(c)           Records.  CW Media shall provide or cause to be provided to each Corresponding Business copies of personnel and other records of CW Media and its Subsidiaries with respect to its Corresponding Employees (including records of any agent or representative), pertaining to the AA Savings Plan as the Corresponding Business may reasonably request in order to administer its Corresponding Savings Plan.

Section 5.3.                                Health and Welfare Plans.

(a)           Corresponding Benefit Plans.  Effective as of the Effective Time, each New Entity shall establish or cause to be established or otherwise provide or cause to be provided non-pension benefit plans (the “Corresponding Benefit Plans”) to provide non-pension benefits on and after the Effective Time for its Corresponding Employees (and their eligible spouses, beneficiaries and dependants) who participated in the AA Benefits Plans prior to the Effective Time.  Each New Entity shall waive or cause to be waived any pre-existing medical condition or other restriction that would prevent immediate and full participation of any Corresponding Employee in its Corresponding Benefit Plans.  For the avoidance of doubt, Corresponding Employees who are on short-term disability or long-term disability as at the Effective Time shall be enrolled in and receive benefits under the Corresponding Benefit Plans for the Group to which they are Corresponding Employees, on and after the Effective Time.

(b)           Claims.  Claims incurred by the Corresponding Employees (and their eligible spouses, beneficiaries and dependants) prior to the Effective Time shall be payable under the terms of the AA Benefit Plans, and claims incurred by the Corresponding Employees (and their eligible spouses, beneficiaries and dependants) on and after the Effective Time shall be payable under the terms of the Corresponding Benefit Plans established or provided in respect of such Corresponding Employees.  For purposes of the foregoing in relation to claims under the AA Benefit Plans or any Corresponding Benefit Plans, a claim shall be deemed to have been incurred on the date on which the event giving rise to such claim occurred and, in particular: (i) with respect to a death or dismemberment claim, shall be deemed to be the date of the death or dismemberment; (ii) with respect to an extended health care claim including dental and medical treatments, shall be deemed to be the date of the treatment; and (iii) with respect to a prescription drug or vision care claim, shall be deemed to be the date that the prescription was filled.

(c)           Adjustment.  If it is determined following the Effective Time that there are any surpluses, deficits, experiences gains or experience losses in respect of the AA Benefit Plans as at the Effective Time, any such surpluses, deficits, experiences gains or experience losses, as applicable, shall be shared by the New Entities proportionately on a per employee basis.

Section 5.4.                                Continuation of Employment.  To the extent that a New Entity and the members of its Group are not already employing any of their Corresponding Employees, such New Entity shall continue, or shall cause the members of its Corresponding Group to continue, the employment of any such Corresponding Employees on terms and conditions which are substantially comparable in the aggregate to those currently available to such Corresponding Employees.

Section 5.5.                                Individual Employee Agreements.  Each New Entity and its Corresponding Group shall Assume or retain exclusive responsibility for all individual employment, retention, termination, severance and other similar agreements (collectively, “Employee Agreements”) in respect of any of its Corresponding Employees.  As at the Effective Time, each New Entity shall Assume all Employee Agreements in respect of its Corresponding Employees.  Each of CW Media and the New Entities will cooperate to take all reasonable steps and fulfill all of their respective obligations under applicable Law, including obtaining any prior approvals or consents, or engaging in any prior discussions or consultations, on a timely basis, in connection with the Transfer and Assumption of all Liabilities relating to such Employee Agreements.

Section 5.6.                                Post-Effective Time Bonus Awards.  Each New Entity shall Assume or retain or cause to be Assumed or retained all Liabilities for all bonus awards that are payable to its Corresponding Employees for the performance periods that end at and after the Effective Time.

Section 5.7.                                Severance Benefits.  Each New Entity shall Assume or retain or cause to be Assumed or retained all Liabilities in respect of the termination or alleged termination of any of its Corresponding  Employees (excluding any employees listed on Schedule 1.1(29) and Schedule 1.1(55)) that occurs prior to or as a result of or in connection with or following the consummation of the transactions contemplated by this Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits and bonuses, including bonuses accrued up to the date of termination, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits or any other benefits under a Plan, accrued vacation and taxes).

Section 5.8.                                Vacation.  Each New Entity shall Assume or retain or cause to be Assumed or retained all Liabilities with respect to the accrued, unused vacation of any of its Corresponding Employees.

Section 5.9.                                COBRA/HIPPA.  Effective at the Effective Time, the Movie Group and the Entertainment Group shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Movie and Entertainment Plans with respect to Movie Employees and Entertainment Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Movie and Entertainment Plans at any time.

ARTICLE VI

INDEMNIFICATION

Section 6.1.                                Release of Pre-Transfer Claims.

(a)           Except (i) as provided in Section 6.1(b), (ii) as may be otherwise expressly provided in this Agreement, any Ancillary Agreement or any Continuing Arrangements and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VI, each Party, for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Parties and the other members of such other Parties’ Groups, their respective Affiliates and all Persons who at any time prior to the Effective Time were shareholders, directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, other than in connection with the Plan of Separation and any of the other transactions contemplated hereunder and under the Ancillary Agreements.

(b)           For the avoidance of doubt, nothing contained in Section 6.1(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, any Ancillary Agreement, any Continuing Arrangements or any agreements, arrangements, commitments or understandings contemplated in this Agreement, any Ancillary Agreement or any Continuing Arrangements to continue in effect after the Effective Time.  In addition, nothing contained in Section 6.1(a)shall release any person from:

(i)           any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including, with respect to any New Entity, a Corresponding Liability of such New Entity;

(ii)           any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Effective Time;

(iii)           any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;

(iv)           any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s Group or Parties’ Groups), on the other hand;

(v)           any Liability with respect to any Continuing Arrangements; or

(vi)           any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements.

In addition, nothing contained in Section 6.1(a) shall release CW Media from indemnifying any director, officer or employee of any New Entity who was a director, officer or employee of CW Media or any of its Affiliates on or prior to the Effective Time or the Closing Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

(c)           Each Party shall not, and shall not permit any member of its Group to, make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a).

It is the intent of each Party, by virtue of the provisions of this Section 6.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s Group or Parties’ Groups), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as specifically set forth in Section 6.1(a) and Section 6.1(b).  At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 6.1 to execute and deliver releases reflecting the provisions hereof.

Section 6.2.                                Indemnification.  Except as otherwise specifically set forth in any provision of this Agreement, each Party shall and shall cause the other members of its Group to indemnify, defend and hold harmless the Corresponding Indemnitees of other Groups from and against any and all Indemnifiable Losses of such Corresponding Indemnitees arising out of, by reason of or otherwise in connection with (a) the Corresponding Liabilities of such Party and of any member of its Group and (b) any breach by such Party or any member of its Group of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate and exclusive indemnification therein, in which case any such indemnification claims shall be made thereunder.  Notwithstanding anything to the contrary herein, (a) each member of each of the Movie Group and the Production Group shall be jointly and severally responsible for the indemnification obligations of each member of each such Group under this Section 6.2 and (b) each member of each of the Entertainment Group, the Propinquity Group and the International Group shall be jointly and severally responsible for the indemnification obligations of each member of each such Group under this Section 6.2.

Section 6.3.                                Procedures for Indemnification.

(a)           An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or is reasonably likely to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim which shall be governed by Section 6.3(b)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b)           If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or an Indemnitee is the subject of an audit or other review by a Governmental Entity related to its Taxes under which it is reasonably likely that the Governmental Entity will take a position which would give rise to a Liability for Taxes (a “Third-Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to this Article VI or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c)           An Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, if it gives notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the receipt of such notice from such Indemnitees.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of an actual or potential conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), if the Indemnifying Party has elected to assume the defense of the Third-Party Claim, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s reasonable cost and expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if the Indemnifying Party has elected to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d)           If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 6.3(c), such Indemnitee may defend such Third-Party Claim at the reasonable cost and expense of the Indemnifying Party.  If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying Party’s expense, all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e)           Subject to Section 6.3(j), unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)           In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or if such judgment or settlement does not absolutely, forever and unconditionally release the Indemnitee from any further claims arising out of the allegations underlying the Third-Party Claim.

(g)           In the case of any claim or demand made by or Action brought or initiated by a Party or a member of its Group that is related primarily to or arises out of any Business other than the Corresponding Business of such Party, such Party shall promptly notify the

Corresponding Group of such Business of such claim, demand or Action and such notified party shall be entitled (but shall not be required) to assume and control the prosecution of such claim, demand or Action, at such party’s own cost and expense and by such party’s own counsel, if it gives notice of its intention to do so to the notifying party by the later of thirty (30) days of receiving notice of such claim, demand or Action and thirty (30) days from the Closing Date.  If such notified party elects not to assume responsibility for prosecuting such a claim, demand or Action, such notifying party shall prosecute such claim, demand or Action at the cost and expense of such notified party (such costs and expenses to be paid with thirty (30) days of the presentation of an invoice therefor).

(h)           Absent fraud or willful misconduct by an Indemnifying Party and except as otherwise expressly agreed to in any other agreement among the Parties or any of their Affiliates, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party.

(i)           In the case of a Third Party Claim made in connection with a Tax Contest involving an Indemnitee such that the Indemnitee is required by Law to make a payment to any Person (a “Third Party” for the purposes of this paragraph) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings or in connection with an objection to any reassessment of Taxes, the Indemnitee may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnitee, reimburse the Indemnitee for any such payment.  If the amount of any Liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnitee, the Indemnitee shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party, together with, for greater certainty, any refund interest received by the Indemnitee from the Third Party, less any Taxes payable in respect of such refund interest, including any withholding taxes.

(j)           If an Indemnifying Party has elected to assume responsibility for defending a Third-Party Claim made in connection with a Tax Contest involving an Indemnitee and such Indemnitee subsequently determines that it would be in the best interests of such Indemnitee to settle such Tax Contest in whole or in part, such Tax Contest may be so settled, in whole or in part, without the consent of the Indemnifying Party, provided that such Indemnitee provides the Indemnifying Party with a release of the Indemnifying Party’s obligations with respect to such Third Party Claim to the extent of such settlement.

Section 6.4.                                Cooperation in Defense and Settlement.

(a)           With respect to any Third-Party Claim that implicates two or more Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other privilege with respect thereto).  The Party that is not responsible for managing the defense of such Third-Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b)           Each of the New Entities agrees that at all times from and after the Effective Time, if an Action is commenced by a third party (or any member of such Party’s respective Group) with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action.

Section 6.5.                                Indemnification Payments.  Indemnification required by this Article VI shall be made by payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred or as otherwise required under Section 6.3(i).

Section 6.6.                                Contribution.

(a)           If the indemnification provided for in Section 6.2 is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations.

(b)           The Parties agree that it would not be just and equitable if contribution pursuant to this Section 6.6 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6.6(a).  The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 6.6(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action.  No Person guilty of fraud or fraudulent misrepresentation shall be entitled to contribution from any Person who was not guilty of such fraud or fraudulent misrepresentation.

Section 6.7.                                Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)           Any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VI, will be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss and (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third-Party Proceeds”).  Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss.  If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)           An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto.  The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third-Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Indemnifiable Loss for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VI; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c)           In respect of the receipt of an Indemnity Payment, the Indemnitee agrees to make and file, on a timely basis, an election under subsection 12(2.2), 13(7.4) or 53(2.1) of the

Income Tax Act (Canada) and any corresponding provisions of any provincial taxing statutes, to the extent applicable, to reduce the cost or capital cost of property or the amount of the reimbursed outlay or expense, as applicable, by the amount of the Indemnity Payment.

(d)           If an Indemnity Payment is made by an Indemnifying Party to an Indemnitee in respect of a claim made in connection with an Indemnifiable Loss (referred to in this Section 6.7(d) as the “Claim Amount”) and the incurring of such Claim Amount by the Indemnitee constitutes an outlay or expense which is deductible in whole or in part in computing the income of the Indemnitee for income tax purposes, then the Indemnity Payment shall be adjusted with retroactive effect in accordance with the following rules:

(i)           if, taking into account an election made pursuant to Section 6.7(c), the Indemnity Payment is required to be included in computing the income of the Indemnitee for income tax purposes to the same extent that the Claim Amount is deductible in computing the income of the Indemnitee, then no adjustment shall be required to be made to the Indemnity Payment;

(ii)           if, taking into account an election made pursuant to Section 6.7(c), the Indemnity Payment is not required to be included in computing the income of the Indemnitee for income tax purposes or is required to be included in computing such income to a lesser extent than the Claim Amount is deductible in computing the income of the Indemnitee, then the Indemnitee shall, within a reasonable time after the expiration of all limitation periods during which a reassessment may be made or an appeal filed in respect of an income tax assessment recognizing or giving effect to the deduction, pay to the Indemnifying Party an amount equal to the benefit available to the Indemnified Party resulting from the deduction in computing income; and

(iii)           if, taking into account an election made pursuant to Section 6.7(c), the Indemnity Payment is required to be included in computing the income of the Indemnitee for income tax purposes to a greater extent than the Claim Amount is deductible in computing the income of the Indemnified Party, then the Indemnifying Party shall pay to the Indemnitee an additional amount such that the total net amount received by the Indemnitee, after deducting the amount of income taxes payable by the Indemnitee on such total amount, calculated without regard to any deductions, offsets, credits or other benefits available to and claimed or deducted by the Indemnitee in computing its income, taxable income or tax, equals the net cost to the Indemnitee of the Claim Amount.

(e)           If an Indemnity Payment is made by an Indemnifying Party to an Indemnitee in respect of a Claim Amount and the incurring of such Claim Amount by the Indemnitee does not constitute an outlay or expense which is deductible in whole or in part in computing the income of the Indemnitee for income tax purposes, then the Indemnity Payment shall be adjusted with retroactive effect in accordance with the following rules:

(i)           if, taking into account an election made pursuant to Section 6.7(c), the Indemnity Payment is not required to be included in computing the income of the Indemnitee for income tax purposes, then no adjustment shall be required to be made to the Indemnity Payment; and

(ii)           if, taking into account an election made pursuant to Section 6.7(c), the Indemnity Payment is required to be included in computing the income of the Indemnitee for income tax purposes, then the Indemnifying Party shall pay to the Indemnified Party such additional amounts such that the total net amount received by the Indemnitee, after deducting the amount of income taxes payable by the Indemnitee on such total amount, calculated without regard to any deductions, offsets, credits or other benefits available to and claimed or deducted by the Indemnitee in computing its income, taxable income or tax, equals the net cost to the Indemnitee of the Claim Amount.

Section 6.8.                                Additional Matters; Survival of Indemnities.

(a)           The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b)           The rights and obligations of each Party and their respective Indemnitees under this Article VI shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE VII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 7.1.                                Corporate Information Repository.

(a)           CW Media shall cause the creation of, shall maintain, and shall provide access to the Corporate Information Repository.

(b)           Each of the New Entities other than STV shall identify and provide to STV, solely for inclusion in the Corporate Information Repository, and STV shall include, any Corporate Information in its possession, custody or control that does not relate solely to (i) it, any member of its Group, the conduct of its Business or any liability for which it is solely responsible pursuant to this Agreement, or (ii) any Ancillary Agreement to which it or a member of its Group is a Party.  STV shall use commercially reasonable efforts to place into the Corporate Information Repository any Corporate Information in its possession, custody or control that does not relate solely to STV, any member of the STV Group or the conduct of the Specialty Television Business.  Such Corporate Information includes Information contained on personal computers, shared storage devices, office paper files, and off-site file storage sites.

Section 7.2.                                Access to Information.  (i)  Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern), from and after the Effective Time, each of the Parties shall on reasonable notice afford to each other and their respective authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to applicable privacy laws and appropriate restrictions for classified, privileged or confidential information and to preserve the completeness and integrity of the Information, to the personnel, properties, and Information of such Party and its Subsidiaries (including the Corporate Information Repository) insofar as such access is reasonably required by the other Party and relates to (x) such other Party or the conduct of its business prior to the Effective Time or (y) any Ancillary Agreement to which each of the Parties requesting such access and the Party requested to grant such access are Parties.  Nothing in this Section 7.2 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party Consent to the disclosure of such information.  With respect to access to Information contained in the Corporate Information Repository, the Parties agree and acknowledge that such access (including any searches for specific Information in the Corporate Information Repository, and the making of copies thereof), may be conducted directly by a Party’s employees or its designees subject to appropriate confidentiality obligations, provided that STV, in its capacity as operator of the Corporation Information Repository, shall take reasonable and prudent measures in connection with such access and related activities to preserve the integrity and confidentiality of the Corporate Information Repository and the Information contained therein.

(b)           Each Party agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Corporate Division in the possession of such Party or members of its Group for a period of ten (10) years from the Closing Date.  Following such ten (10) year period, before any Party or members of their respective Groups shall dispose of any of such books and records, such Party shall give at least 90 days’ prior written notice of such intention to dispose to the other Parties, and the other Parties shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as they may elect.

(c)           Any Information provided by or on behalf of or made available by or on behalf of any other Party hereto pursuant to this Article VII shall be on an “as is,” “where is” basis and no Party is making any representation or warranty with respect to such Information or the completeness thereof.

Section 7.3.                                Disposition of Information.

(a)           Each Party acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the Effective Time may include Information owned by another Party or a member of another Party’s Group and not related to (i) it or its Business or (ii) any Ancillary Agreement to which it or any member of its Group is a Party.

(b)           Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group.  Each Party agrees, subject to legal holds and other legal requirements and obligations, (i) that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and handled in accordance with Section 7.6 (except that such Information will not be used for any purpose) and (ii) to use commercially reasonable efforts within a reasonable time to (1) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs), or (2) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information.

Section 7.4.                                Witness Services.  At all times from and after the Effective Time, each of the New Entities shall use its commercially reasonable efforts to make available to the others, upon reasonable written request, its and any member of its Group’s officers, directors, employees and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action or Tax Contest in which the requesting Party may from time to time be involved (except for claims, demands or Actions or Tax Contest between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and such New Entity or its Group, as applicable.  A Party providing, or whose Group is providing, a witness to another Party under this Section 7.4 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 7.5.                                Reimbursement; Other Matters.  Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing, or whose Group is providing, Information or access to Information to another Party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.

Section 7.6.                                Confidentiality.

(a)           Notwithstanding any termination of this Agreement, for a period of five (5) years from the Effective Time the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Parties, any and all Confidential Information (as defined herein) concerning any other Party or the other Party’s Group; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures; (v) if and to the extent such Confidential Information has at the time become public knowledge other than by act or omission of the disclosing Party; (vi) if and to the extent the disclosing Party has at the time received such Confidential Information from a third party that the disclosing Party reasonably believes not to have any confidentiality obligations to the Party to whom the Confidential Information relates; or (vii) if such Confidential Information is independently developed by the disclosing Party without reference to or reliance on any Confidential Information.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining.  In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b)           Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party rightfully in the possession of and used by any other Party in the operation of its Business as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Corresponding Business of such Party; provided, that such use is not competitive in nature to any such other Parties, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 7.6(a) , except that Confidential Information may be disclosed to third parties other than those listed in Section 7.6(a), provided that such disclosure to such other third parties and any associated use of such information must be pursuant to a written agreement containing confidentiality obligations at least as protective of the Parties rights to Confidential Information as those contained in this Agreement.  Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party.

(c)           Each of the New Entities acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party while part of the Predecessor and its Subsidiaries.  Each of the New Entities will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their Group have access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more of the Predecessor and its Subsidiaries (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties to the extent that such New Entity or any member of its Group is aware of such terms of such agreements.

Section 7.7.                                Privileged Matters.

(a)           The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the Predecessor and its Subsidiaries and the Groups, and that each of the Predecessor and its Subsidiaries and the Groups should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b)           The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of one of CW Media and the New Entities.  With respect to such post-separation services, the Parties agree that each New Entity shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Corresponding Business of such New Entity or to the subject matter of any claims constituting Corresponding Liabilities of such New Entity, now pending or which may be asserted in the future by such New Entity or a third party, in each case regardless of which of CW Media or the New Entities has possession or control of the privileged information.

(c)           The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.7, with respect to all privileges not allocated pursuant to the terms of Section 7.7(b).  All privileges relating to any Actions or other matters which involve two or more of the New Entities in respect of which two or more of such Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d)           No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, or as provided in Section 7.7(e) or Section 7.7(f) below.  Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e)           In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f)           If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party.  Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g)           Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 7.7 or otherwise to prevent the production or disclosure of such privileged information.

(h)           The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of the Parties as set forth in Section 7.6 and Section 7.7, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges.  The access to information being granted pursuant to Section 6.3, Section 7.1 and Section 7.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.3 and Section 7.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.3 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.8.                                Ownership of Information.  Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 7.9.                                Other Agreements.  The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1.                                Negotiation.  In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based upon contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the Party asserting the Agreement Dispute shall deliver to the other Party or Parties a written notice of such Agreement Dispute (“Dispute Notice”).  Following receipt of the Dispute Notice, the general counsels of the relevant Parties and/or such other executive officer designated by the relevant Party shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed thirty (30) days from the time of receipt of the Dispute Notice.

Section 8.2.                                Arbitration.  If the Agreement Dispute has not been resolved for any reason after thirty (30) days have elapsed from the receipt by a Party of a Dispute Notice, such Agreement Dispute shall be referred to and determined by arbitration before a single arbitrator to be administered by ADR Chambers Inc., based in the City of Toronto, in accordance with its Arbitration Rules and the Ontario International Commercial Arbitration Act, R.S.O. 1990 c. I.9 (the “Arbitration Act”).  The seat of the arbitration shall be Ontario and hearings shall be conducted in the City of Toronto.  A Party to the arbitration (the “Appellant”) may appeal an award on a question of law or a question of mixed fact and law by delivering a written notice of appeal (“Notice of Appeal”) to the party opposite (the “Appeal Respondent”) within ten (10) days of receipt of the award.  With the Notice of Appeal, the Appellant shall name three persons whom the Appellant is prepared to nominate as appeal arbitrators, each of such persons to be a former appellate judge of the Ontario Court of Appeal or the Supreme Court of Canada (an “Appeal Arbitrator”).  Within seven (7) days of the receipt of the Notice of Appeal, the Appeal Respondent shall by written notice to the Appellant select one or more of the three (3) persons named by the Appellant or provide the Appellant with a list of three (3) persons who are Appeal Arbitrators.  Within seven (7) days of receipt of the Appeal Respondent’s list, by written notice to the Appeal Respondent, the Appellant shall select one or more of such persons and/or provide a further list of three Appeal Arbitrators.  The Parties shall continue to exchange lists of three (3) Appeal Arbitrators in this fashion until three (3) Appeal Arbitrators are selected.  If the parties are unable to agree upon three (3) Appeal Arbitrators within twenty (20) days of the receipt by the Appeal Respondent of the Notice of Appeal, each party shall appoint one (1) Appeal Arbitrator, and the two (2) Appeal Arbitrators thus appointed shall appoint a third Appeal Arbitrator.  Where the two (2) Appeal Arbitrators fail to agree on the third Appeal Arbitrator within ten (10) days of their appointment, either Party may provide copies of the exchanged lists to ADR Chambers Inc. which shall appoint the third Appeal Arbitrator.  Where an appeal is taken, the award of the Appeal

Arbitrators shall be final and binding upon the Parties and there shall be no further right of appeal.  The award of the Appeal Arbitrators shall be an arbitral award under the Arbitration Act.  Arbitration in accordance with the provisions of this Section 8.2 shall be the sole dispute resolution mechanism in respect of any Agreement Dispute except it is not incompatible with this arbitration agreement for any Party to request, before or during the arbitral proceedings, from a competent court any interim, provisional or conservatory relief and for the court to grant such relief.  The Parties undertake as a general principle to keep confidential all information concerning the existence of the arbitration, all awards or appeals in the arbitration, all materials in the proceedings created or used for the purpose of the arbitration, and all materials and information produced during the arbitration and not in the public domain (“Confidential Arbitration Information”) save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or set aside an award in a bona fide Action before a competent court.  Each Party shall obtain and deposit with the arbitrator a signed confidentiality undertaking from its legal counsel, independent experts and consultants regarding the Confidential Arbitration Information.

Section 8.3.                                Waiver of Time-Based Defenses.  The relevant Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 8.4.                                Continuity of Service and Performance.  Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute resolution.

Section 8.5.                                Costs.  Except as otherwise may be provided in any Ancillary Agreement, the costs of any mediation or arbitration pursuant to this Article VIII shall be borne by the Party or Parties in such proportion as the arbitrator determines based on the facts and circumstances.

ARTICLE IX

INSURANCE

Section 9.1.                                Policies and Rights Included Within Assets.  With respect to any New Entity, the Corresponding Assets of such New Entity shall include any and all rights of an insured Party under each of the Corresponding Shared Policies of such New Entity, subject to the terms of such Corresponding Shared Policies and any limitations or obligations of such New Entity contemplated by this Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Closing Date by any Party in or in connection with the conduct of the Corresponding Business of such New Entity or, to the extent any claim is made against such New Entity or any member of its Group, the conduct of other Businesses, and which alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Corresponding Shared Policies; provided, however, that nothing in this Section 9.1 shall be deemed to constitute (or to reflect) an assignment of such Corresponding Shared Policies, or any of them, to such New Entity.

Section 9.2.                                Claims Made Tail Policies.

(a)           CW Media shall purchase Directors and Officers Liability Insurance Policies from reputable and financially sound carriers expiring six years from the Effective Time and providing at least the same coverage and amount and containing terms and conditions that are no less favourable to the covered persons in respect of claims or events that existed or occurred at or prior to the Effective Time under the current policies of directors’ and officers’ liability insurance maintained prior to the Effective Time by CW Media and its Subsidiaries (“D&O Tail Policies”); provided, that CW Media shall not be obligated to pay aggregate premiums for any 12-month period in excess of 200% of the amount paid by CW Media for coverage for the most recently completed calendar year, and shall instead reduce the amount of coverage only to the extent necessary to reduce aggregate annual premiums to this maximum amount.  Such D&O Tail Policies shall cover the New Entities and the insured persons thereof.  Premiums actually paid by CW Media in respect of D&O Tail Policies shall be treated as Separation Expenses and dealt with in accordance with Schedule 1.1(123).  CW Media shall provide each New Entity with copies of the D&O Tail Policies within a reasonable time after the Policies are issued.

(b)           To the extent that CW Media is unable to obtain the D&O Tail Policies, then, with respect to claims based on wrongful acts on or before the Effective Time, CW Media shall use commercially reasonable efforts to secure alternative insurance arrangements on the applicable standalone insurance policies for each New Entity to provide benefits on terms and conditions (including policy limits) in favour of such New Entity and the insured persons thereof no less favourable than the benefits (including policy limits) that were to be afforded by the D&O Tail Policies.  With respect to such alternative insurance arrangements, CW Media, and each New Entity shall be responsible for premiums actually paid by CW Media and the New Entities collectively under their applicable standalone insurance policies in the same proportion that such New Entity is responsible for the Residual Liabilities hereunder.  CW Media shall not under any circumstances purchase any such alternative coverage containing an exclusion for claims based on wrongful acts up to and including the Closing Date to the extent such exclusion would preclude coverage for any New Entity other than STV and/or the insured persons thereof, but would not preclude coverage for CW Media, STV and/or the insured persons thereof.

Section 9.3.                                Occurrence Based Policies.  With respect to the Shared Policies owned by a Party (or any member of its Group) of automobile liability, general liability and other occurrence-based insurance, for claims that occur prior to the Closing Date, such Party will continue to provide the other Parties with access to such Shared Policies and shall reasonably cooperate with such other Parties and take commercially reasonable actions as may be necessary or advisable to assist such other Parties in submitting such claims to which such Shared Policies are responsive; provided, that such other Parties shall be responsible for any deductibles or co-payments legally due and owing relating to such claims.  Notwithstanding anything in the preceding sentence, no Party shall be required to maintain any Shared Policy beyond its current terms.

Section 9.4.                                Administration; Other Matters.

(a)           Administration.  Except as otherwise provided in Section 9.3 hereof, from and after the Effective Time, with respect to any Shared Policies owned by a Party (or any member of its Group), such Party shall be responsible for the following administrative functions: (i) the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies, (ii) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, (iii) the distribution of Insurance Proceeds as contemplated by this Agreement and (iv) the processing of claims made under the Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims, with respect to Corresponding Liabilities of each Group; provided, that the retention of such responsibilities by such Party is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; provided, further, that such Party’s retention of the administrative responsibilities for the Shared Policies shall not relieve the Party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such Party’s authority to settle any such Insured Claim within any period permitted or required by the relevant Policy; and provided, further, that each Party and its Group shall bear the costs of such administration in the same proportion as such Party and its Group bears responsibility for Residual Liabilities, except that such Party and its Group shall not be responsible for such costs from and after (i) such time as such Party’s Group no longer receives any benefits under such Shared Policy, (ii) such Shared Policy is terminated or (iii) such Party has elected, after giving reasonable notice, that such Party’s Group shall no longer receive any benefits from such Shared Policy.  Each Party may discharge its administrative responsibilities under this Section 9.4 by contracting for the provision of services by independent parties.  Each of the applicable Parties shall pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs including defense, out-of-pocket expenses, and pro rata allocations of direct and indirect costs of employees or agents of the administrative Party related to the administration responsibilities under this Section 9.4(a) are not covered under such Policies.  Each of the Parties shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies.

(b)           Policy Limitations.  All claims made by any Party under any Shared Policy must be made in good faith and not for the purpose of avoiding the application or effect of any limitations or restrictions of such Shared Policy.  Except as set forth in this Section 9.4, CW Media and the New Entities shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of such New Entity, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by CW Media or a New Entity or any defect in such claim or its processing.  It is expressly understood that the foregoing shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VI.

(c)           Allocation of Insurance Proceeds.  Except as otherwise provided in Section 9.3, Insurance Proceeds received with respect to claims, costs and expenses under any Shared Policy shall be paid to or on behalf of the Party that owns such Shared Policy, which shall thereafter pay the Insurance Proceeds, as appropriate, to each New Entity with respect to its Corresponding Liabilities.  Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Policies will be made to the appropriate Party upon receipt from the insurance carrier.  In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims by two or more of the relevant Parties, such Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Shared Policy, and the Parties shall make such payments to each other as required to effect this allocation.  Each of the Parties shall take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(d)           Allocation of Aggregate Deductibles.  In the event that two or more Parties have bona fide claims under any Shared Policy for which an aggregate deductible is payable, the Parties agree that the aggregate amount of the deductible paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Shared Policy, and the Parties shall make such payments to each other as required to effect this allocation.

(e)           Effective as of the Closing Date, each New Entity shall be responsible for the full amount of the deductible for their respective general liability and automobile liability claims.

Section 9.5.                                Cooperation.  The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement, including with respect to joint defense arrangement in the absence of any actual or potential conflict of interest.

ARTICLE X

MISCELLANEOUS

Section 10.1.                                Complete Agreement; Construction.  This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements and Continuing Arrangements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.  In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control; provided, that with respect to any Conveyancing and Assumption Instrument (including any contribution agreement, asset or stock transfer agreement, asset or stock purchase agreement or any similar agreement entered into in order to effectuate the Plan of Separation), this Agreement shall control unless it is specifically stated in such Conveyancing and Assumption Instrument that it controls over this Agreement.

Section 10.2.                                Counterparts.  This Agreement may be executed in more than one counterparts including, in respect of the Additional Parties, one or more counterparts of Schedule 1, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 10.3.                                Survival of Agreements.  Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 10.4.                                Expenses.  Except as otherwise provided (i) in this Agreement (including with respect to Separation Expenses) or (ii) in any Ancillary Agreement, each Party shall bear its own out-of-pocket fees and expenses and internal fees, costs and expenses incurred or to be incurred by such Party or member of such Party’s Group, and shall reimburse any other Party to the extent such Party has paid such costs and expenses on behalf of the responsible Party).

Section 10.5.                                Notices.  In this Section 10.5, a reference:

(1)           To “CanWest” means in care of:

CanWest MediaWorks Inc.

31st Floor, 201 Portage Avenue

CanWest Global Place

Winnipeg, MB  R3B 3L7

Attention:                                General Counsel

Fax:                      (204) 947-9841

E-mail:                      rleipsic@canwest.com

with a copy (which shall not constitute Notice) to:

Osler, Hoskin & Harcourt LLP

Box 50, One First Canadian Place

Toronto, ON  M5X 1B8

Attention:                                Linda Robinson

Fax:           (416) 862-6666

E-mail:                      lrobinson@osler.com:

(2)           To “GSCP” means in care of:

GS Capital Partners AA Investment LLC

85 Broad Street

New York, NY 10004

U.S.A.

Attention:                                Gerry Cardinale

Fax No.:                      212-357-5505

E-mail:                      gerry.cardinale@gs.com

with a copy (which shall not constitute Notice) to:

GS Capital Partners VI, L.P.

One New York Plaza

38th Floor

New York, NY 10004

U.S.A.

Attention:                                Ben Adler

Fax No.:                      212-482-3820

Email:                                ben.adler@gs.com

(3)           To “Edgestone” means in care of:

Edgestone Capital Partners, Inc.

The Exchange Tower

130 King Street West

Suite 600, Box 187

Toronto, ON   M5X 1A6

Attention:                                Sandra Cowan

Fax No.:                      (416) 860-9838

Email:

All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):
To CW Media:  to CanWest and to GSCP

To any member of Entertainment Group:  to GSCP

To any member of International Group:  to GSCP

To any member of Movie Group:  to GSCP and to Edgestone

To any member of Production Group:  to GSCP and to Edgestone

To any member of Propinquity Group:  to GSCP and to Edgestone

To any member of Shelter Group:  to CanWest and to GSCP

To any member of STV Group:  to CanWest and to GSCP

Section 10.6.                                Waivers.  The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 10.7.                                Amendments.  Subject to the terms of Section 10.10 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.8.                                Assignment.  Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that (i) a Party may assign this Agreement to an Affiliate of such Party and (ii) a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to each of the New Entities, to be bound by the terms of this Agreement as if named as a “Party” hereto; and provided further, that any such permitted assignment shall not release the assignor from its obligations under this Agreement.

Section 10.9.                                Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 10.10.                                Certain Termination and Amendment Rights.  This Agreement may not be terminated except by an agreement in writing signed by each New Entity.  Notwithstanding the foregoing, this Agreement may be terminated or amended only as among any Parties that remain Affiliates, so long as such amendment does not adversely affect any Party that is no longer an Affiliate, in which case, only with the consent of such Party.

Section 10.11.                                Payment Terms.  (ii)  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party or Parties (and/or a member of such Party’s Group or Parties’ Groups), on the other hand, under this Agreement, shall be paid or reimbursed at least five (5) days prior to the date such amount is due by the payee Party to the applicable third-party creditor with respect to such Liability (or if there is no third-party creditor with respect to the relevant Liability, within thirty (30) days after presentation of an invoice or written demand therefore setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount).  To the extent that the payor Party does not pay such amounts to the payee Party when such payments are due (as described in the preceding sentence above), interest shall accrue on such amounts owed at a rate per annum from time to time equal to the annual rate of interest used by Bank of Nova Scotia as its reference rate of interest for Canadian dollar denominated demand loans to commercial customers in Canada and referred to by such bank as its “prime rate” (the “Prime Rate”), calculated for the actual number of days elapsed from the date such payment is due to the payee Party.  With respect to amounts received by the payee Party for payment to a third party, the payee Party shall, upon receipt, deposit such amounts into an interest bearing bank account and the interest accruing on such amounts shall be held for the benefit of the payor Party and paid to the payor Party following payment by the payee Party to the third party of the amounts owed.

(b)           In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by any Party (and/or a member of such Party’s Group) as being payable, the payor Party shall be entitled to withhold payment for any disputed portion of such amounts; provided, that in the event that following the resolution of such dispute it is determined that the payor Party (and/or a member of the payor Party’s Group) was responsible for all or a portion of the amount withheld by the payor Party, the payor Party shall repay (or cause to be repaid) such amounts to the payee Party, which amounts shall bear interest at a rate per annum from time to time equal to the Prime Rate, calculated for the actual number of days elapsed, accrued from the date on which such payment was withheld by the payor Party.

Section 10.12.                                No Circumvention.  The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VI).

Section 10.13.                                Subsidiaries.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Closing Date and shall cause such Subsidiary to enter into such agreements (including becoming a direct party to this Agreement where to do so would not violate Law or cause such Subsidiary to be in default of any other agreements) or take such actions as are necessary to fulfill the purposes of this Agreement, provided that, for the avoidance of doubt, no Party shall be responsible for the performance of any Subsidiary which is a member of a different Group than such Party.

Section 10.14.                                Third-Party Beneficiaries.  Except (i) as provided in Article VI relating to Indemnitees and for the release under Section 6.1 of any Person provided therein, (ii) as provided in Section 9.2 relating to insured persons and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.15.                                Title and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.16.                                Exhibits and Schedules.  The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 10.17.                                Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the Province of Ontario and the laws of Canada applicable therein.

Section 10.18.                                Consent to Jurisdiction.  Subject to the provisions of Article VIII hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of courts of the Province of Ontario, for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article VIII or to prevent irreparable harm, and to the non-exclusive jurisdiction of the courts of the Province of Ontario for the enforcement of any award issued thereunder.  Each of the Parties further agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the courts of the Province of Ontario with respect to any matters to which it has submitted to jurisdiction in this Section 10.18.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the Province of Ontario, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.19.                                Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of Canada, the United States or any province or state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.20.                                Bulk Sales Laws.  In respect of the transactions contemplated by this Agreement, none of the Parties shall require any of the other Parties to comply, or to assist with compliance, with the requirements of the Bulk Sales Act (Ontario) or section 6 of the Retail Sales Tax Act (Ontario) or any equivalent or corresponding provisions under any other applicable Laws.

Section 10.21.                                Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.22.                                Force Majeure.  No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event:  (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 10.23.                                Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.24.                                No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, both below and on Schedule 1, as of the day and year first above written.

ENTERTAINMENT SUBCO AB, INC.

By:   "Gerry Cardinale"

Name:  Gerry Cardinale
Title:  Managing Director

ALLIANCE DISTRIBUTION HOLDINGS S.ÀR.L

By     "John Bowman"

Name:  John Bowman
Title:  Managing Director

4414608 CANADA INC.

By:  "Gerry Cardinale"

Name:  Gerry Cardinale
Title:  Managiing Director

3217920 NOVA SCOTIA COMPANY

By:  "Sumit Raipal"

Name:  Sumit Rajpal
Title:  Vice President

4437497 CANADA INC.

By:    "Sumit Raipal"

Name:  Sumit Rajpal
Title:  Vice President

                                       4437641 CANADA INC.

By:   "Gerry Cardinale"

Name:  Gerry Cardinale
Title:  Managing Director

CW MEDIA HOLDINGS INC.

By:  "Riva Richard"

Name:  Riva Richard
Title:  Secretary

                                                                                                        By:  "Richard Leipsic"

Name:  Richard Leipsic
Title:  Vice President

                                ALLIANCE ATLANTIS EQUICAP CORPORATION

By:  "Karen Beckles"

Name:  Karen Beckles
Title:  Vice President - Finance

4414641 CANADA INC.

By:  "Riva Richard"

Name:  Riva Richard
Title:  Secretary

                                                                                                        By:  "Richard Leipsic"

Name:  Richard Leipsic
Title:  Vice President

CW MEDIA INC.

By:  "Riva Richard"

Name:  Riva Richard
Title:  Secretary

                                                                                                        By:  "Richard Leipsic"

Name:  Richard Leipsic
Title:  Vice President